Exhibit 15.5

NAVIOS MARITIME ACQUISITION CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Navios Maritime Acquisition Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in equity, and cash flows present fairly, in all material respects, the financial position of Navios Maritime Acquisition Corporation and its subsidiaries (the “Company”) at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 5, 2017

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars except share data)

	Notes	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	3	$49,292	$54,805
Restricted cash	3	7,366	6,840
Accounts receivable, net	4	20,933	14,202
Due from related parties, short term	15	25,047	17,837
Prepaid expenses and other current assets		4,644	3,665

Total current assets		107,282	97,349

Vessels, net	5	1,306,923	1,441,635
Goodwill	7	1,579	1,579
Other long-term assets		900	1,920
Deferred dry dock and special survey costs, net		10,172	10,326
Investment in affiliates	8,15	196,695	204,808
Due from related parties, long-term	8,15	80,068	16,474

Total non-current assets		1,596,337	1,676,742

Total assets		$1,703,619	$1,774,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	9	$4,855	$2,753
Accrued expenses	11	11,047	9,802
Deferred revenue		8,519	7,600
Current portion of long-term debt, net of deferred finance costs	12	55,000	62,643

Total current liabilities		79,421	82,798

Long-term debt, net of current portion, premium and net of deferred finance costs	12	1,040,938	1,134,940
Deferred gain on sale of assets	5,15	7,829	8,982

Total non-current liabilities		1,048,767	1,143,922

Total liabilities		$1,128,188	$1,226,720

Commitments and contingencies	16	—	—
Puttable common stock 250,000 and 650,000 shares issued and outstanding with $2,500 and $6,500 redemption amount as of December 31, 2016 and December 31, 2015, respectively	17	2,500	6,500
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 1,000 series C shares and 4,000 series A and C shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	17	—	—
Common stock, $0.0001 par value; 250,000,000 shares authorized; 150,582,990 and 149,782,990 issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	17	15	15
Additional paid-in capital	17	541,720	540,856
Retained Earnings		31,196	—
Total stockholders’ equity		572,931	540,871
Total liabilities and stockholders’ equity		$1,703,619	$1,774,091

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of U.S. dollars- except share and per share data)

	Notes	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Revenue		$290,245	$313,396	$264,877
Time charter and voyage expenses		(4,980)	(4,492)	(5,187)
Direct vessel expenses	15	(3,567)	(1,532)	(1,979)
Management fees (entirely through related party transactions)	15	(97,866)	(95,336)	(95,827)
General and administrative expenses	15,17	(17,057)	(15,532)	(14,588)
Depreciation and amortization	5,6	(57,617)	(57,623)	(67,718)
Interest income		4,767	1,683	720
Interest expenses and finance cost	12	(75,987)	(73,561)	(78,610)
Impairment loss	5	—	—	(11,690)
Gain on sale of vessels	5,15	11,749	5,771	22,599
Change in fair value of other assets		—	—	(1,188)
Equity in net earnings of affiliated companies	8	15,499	18,436	2,000
Other income		377	41	280
Other expense		(2,685)	(1,514)	(642)

Net income		$62,878	$89,737	$13,047

Dividend on preferred shares Series B		—	(78)	(108)
Dividend on preferred shares Series D		—	(281)	(642)
Dividend on restricted shares		(105)	(245)	(385)
Undistributed income attributable to Series C participating preferred shares		(3,058)	(4,337)	(541)

Net income attributable to common stockholders, basic	19	$59,715	$84,796	$11,371

Plus:

Dividend on preferred shares Series B		—	78	—
Dividend on preferred shares Series D		—	281	—
Dividend on restricted shares		105	245	—
Undistributed income attributable to Series C participating preferred shares		—	—	541

Net income attributable to common stockholders, diluted	19	59,820	85,400	$11,912

Net income per share, basic	19	$0.40	$0.57	$0.08

Weighted average number of shares, basic		149,932,713	150,025,086	147,606,448

Net income per share, diluted	19	$0.40	$0.56	$0.08

Weighted average number of shares, diluted		150,736,156	153,300,395	156,482,448

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. dollars)

	Notes	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Operating Activities
Net income		$62,878	$89,737	$13,047
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,6	57,617	57,623	67,718
Amortization and write-off of deferred finance fees and bond premium	12	3,656	3,495	9,111
Gain on debt repayment		(350)	—	—
Amortization of dry dock and special survey costs		2,837	1,532	1,979
Stock based compensation	17	864	2,362	5,254
Impairment loss	5	—	—	11,690
Gain on sale of vessels	5	(11,749)	(5,771)	(22,599)
Change in fair value of other assets		—	—	1,188
Equity in earnings of affiliates, net of dividends received	8	(1,438)	(3,821)	(2,000)
Changes in operating assets and liabilities:
(Increase)/ decrease in prepaid expenses and other current assets		(479)	5,067	(5,287)
(Increase)/ decrease in accounts receivable		(6,731)	4,367	(9,308)
Increase in due from related parties short-term		(7,210)	—	—
Decrease/ (increase) in restricted cash		224	(41)	642
Decrease/ (increase) in other long term assets		1,020	(1,230)	3,665
Increase in accounts payable		2,102	1,246	254
Increase/ (decrease) in accrued expenses		1,245	(293)	(1,640)
Payments for dry dock and special survey costs		(3,828)	(6,598)	(5,726)
(Decrease)/ increase in due to related parties		—	(17,763)	15,014
Increase in due from related parties long-term		(7,638)	(16,476)	(1,361)
(Decrease)/ increase in deferred revenue		(75)	6,200	(5,656)

Net cash provided by operating activities		$92,945	$119,636	$75,985

Investing Activities
Acquisition of vessels	5	—	(163,791)	(362,339)
Deposits for vessel acquisitions	5	—	—	(11,881)
Net cash proceeds from sale of vessels	5,8	89,988	71,224	232,956
Investment in affiliates		(89)	(7,201)	—
Loans receivable from affiliates		(4,275)	(7,327)	(4,465)
Loan receivable from affiliate, net of issuance fee and costs	15	(49,342)	—	—
Dividends received from affiliates		7,223	2,585	—

Net cash provided by/ (used in) investing activities		$43,505	$(104,510)	$(145,729)

Financing Activities
Loan proceeds, net of deferred finance costs and net of premium	12	—	192,930	161,932
Loan proceeds from related party, net of deferred finance cost		—	—	165,650
Loan repayment to related party		—	—	(169,650)
Loan repayments	12	(105,531)	(140,861)	(216,197)
Proceeds from issuance of ship mortgage and senior notes, net of debt issuance costs	12	—	—	59,598
Dividend paid	10	(31,682)	(40,084)	(31,871)
(Increase)/ decrease in restricted cash		(750)	(130)	17,651
Payment to related party	15	—	(11,265)	—
Net proceeds from equity offerings	17	—	—	54,289
Redemption of Convertible shares and puttable common stock	17	(4,000)	(5,500)	—
Acquisition of treasury stock	17	—	(9,904)	—

Net cash (used in)/ provided by financing activities		$(141,963)	$(14,814)	$41,402

Net (decrease)/ increase in cash and cash equivalents		(5,513)	312	(28,342)
Cash and cash equivalents, beginning of year		54,805	54,493	82,835

Cash and cash equivalents, end of year		$49,292	$54,805	$54,493
Supplemental disclosures of cash flow information
Cash interest paid, net of capitalized interest		$72,478	$70,130	$69,255
Non-cash investing activities
Capitalized financing costs		$—	$19	$355
Common units received upon sale of vessels		$—	$—	$18,640
Investment in affiliates received upon sale of vessels		$—	$27,111	$145,860
Accrued interest on loan to affiliates		$3,498	$1,357	$645
Deferred gain on sale of assets		$8,823	$8,971	$—
Non-cash financing activities
Dividends payable		$—	$—	$7,967
Acquisition of vessels		$—	$(914)	$(3,885)
Deposits for vessel acquisitions		$—	$—	$(1,201)
Due to related party		$—	$(914)	$5,086
Stock-based compensation		$864	$2,362	$5,254

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. dollars, except share data)

		Preferred Stock		Common Stock			Accumulated Deficit/ Retained Earnings
	Note	Number of Preferred Shares	Amount	Number of Common Shares	Amount	Additional Paid-in Capital		Total Stockholders’ Equity
Balance, December 31, 2013		4,540	$—	136,714,942	$13	$530,203	$(79,394)	$450,822

Issuance of common shares	17	—	—	14,950,000	2	54,287	—	54,289
Stock-based compensation	17	—	—	—	—	5,254	—	5,254
Dividend paid/declared	10	—	—	—	—	(32,619)	—	(32,619)
Net income		—	—	—	—	—	13,047	13,047

Balance, December 31, 2014 (Revised)		4,540	$—	151,664,942	$15	$557,125	$(66,347)	$490,793
Conversion of preferred stock into puttable common stock	17	—	—	800,000	—	—	—	—
Redemption of puttable common stock	17	—	—	(150,000)	—	—	—	—
Conversion of preferred stock into common stock	17	(540)	—	172,800	—	—	—	—
Acquisition of treasury stock	17	—	—	(2,704,752)	—	(9,904)	—	(9,904)
Stock- based compensation	17	—	—	—	—	2,362	—	2,362
Dividend paid/ declared	10	—	—	—	—	(8,727)	(23,390)	(32,117)
Net income		—	—	—	—	—	89,737	89,737

Balance, December 31, 2015		4,000	$—	149,782,990	$15	$540,856	$—	$540,871
Redemption of puttable common stock	17	—	—	(400,000)	—	—	—	—
Conversion of Series A preferred stock into common stock	17	(3,000)	—	1,200,000	—	—	—	—
Stock-based compensation	17	—	—	—	—	864	—	864
Dividend paid/ declared	10	—	—	—	—	—	(31,682)	(31,682)
Net income		—	—	—	—	—	62,878	62,878
Balance, December 31, 2016		1,000	$—	150,582,990	$15	$541,720	$31,196	$572,931

See notes to consolidated financial statements.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 1: DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Navios Maritime Acquisition Corporation (“Navios Acquisition” or the “Company”) (NYSE: NNA) owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. The Company’s strategy is to charter its vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. The Company is committed to providing quality transportation services and developing and maintaining long-term relationships with its customers. The operations of Navios Acquisition are managed by a subsidiary of Navios Maritime Holdings Inc. (“Navios Holdings”).

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. On July 1, 2008, Navios Acquisition completed its initial public offering (“IPO”). On May 28, 2010, Navios Acquisition consummated the vessel acquisition which constituted its initial business combination. Following such transaction, Navios Acquisition commenced its operations as an operating company.

In November 2014, Navios Maritime Midstream Partners L.P. (“Navios Midstream”), a company formed as a subsidiary of Navios Acquisition, completed an IPO of its units in the United States and is listed on the NYSE under the symbol “NAP”.

In connection with the IPO of Navios Midstream, the Company sold all of the outstanding shares of capital stock of four of its vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 of borrowings under Navios Midstream’s credit facility with Credit Suisse; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream, to the general partner of Navios Midstream.

Following the IPO, the Company concluded that it does not hold a controlling financial interest in Navios Midstream and deconsolidated the vessels sold as of the IPO date. (Refer to Note 8, “Investment in affiliates”).

In June 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste and the C. Dream from Navios Acquisition for an aggregate purchase price of $100,000. The aggregate purchase price consisted of 1,592,920 of Subordinated Series A Units, issued to Navios Acquisition and $73,000 cash consideration.

As of December 31, 2016, Navios Holdings had 43.4% of the voting power and 46.1% of the economic interest in Navios Acquisition.

As of December 31, 2016, Navios Acquisition had outstanding: 150,582,990 shares of common stock and 1,000 shares of Series C Convertible Preferred Stock held by Navios Holdings.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation: The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(b) Principles of consolidation: The accompanying consolidated financial statements include the accounts of Navios Acquisition, a Marshall Islands corporation, and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated statements.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company also consolidates entities that are determined to be variable interest entities (“VIEs”) as defined in the accounting guidance, if it determines that it is the primary beneficiary. A variable interest entity is defined as a legal entity where either (a) equity interest holders as a group lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Based on internal forecasts and projections that take into account reasonably possible changes in our trading performance, management believes that the Company has adequate financial resources to continue in operation and meet its financial commitments, including but not limited to capital expenditures and debt service obligations, for a period of at least twelve months from the date of issuance of these consolidated financial statements. Accordingly, the Company continues to adopt the going concern basis in preparing its financial statements.

(c) Equity method investments: Affiliates are entities over which the Company generally has between 20% and 50% of the voting rights, or over which the Company has significant influence, but it does not exercise control. Investments in these entities are accounted for under the equity method of accounting. Under this method, the Company records an investment in the stock of an affiliate at cost, and adjusts the carrying amount for its share of the earnings or losses of the affiliate subsequent to the date of investment and reports the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The Company recognizes gains and losses in earnings for the issuance of shares by its affiliates, provided that the issuance of such shares qualifies as a sale of such shares. When the Company’s share of losses in an affiliate equals or exceeds its interest in the affiliate, the Company does not recognize further losses, unless the Company has incurred obligations or made payments on behalf of the affiliate.

Navios Acquisition evaluates its equity method investments, for other than temporary impairment, on a quarterly basis. Consideration is given to (1) the length of time and the extent to which the fair value has been less than the carrying value, (2) the financial condition and near-term prospects and (3) the intent and ability of the Company to retain its investments for a period of time sufficient to allow for any anticipated recovery in fair value.

(d) Subsidiaries: Subsidiaries are those entities in which the Company has an interest of more than one half of the voting rights and/or otherwise has power to govern the financial and operating policies. The acquisition method of accounting is used to account for the acquisition of subsidiaries if deemed to be a business combination. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition. The excess of the cost of acquisition over the fair value of the net assets acquired and liabilities assumed is recorded as goodwill.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of December 31, 2016, the entities included in these consolidated financial statements were:

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2016	2015	2014
Company Name
Aegean Sea Maritime Holdings Inc.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amorgos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Andros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antikithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antiparos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Amindra Navigation Co.	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Crete Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Folegandros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ikaria Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Ios Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kithira Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Kos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Mytilene Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Maritime Acquisition Corporation	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Acquisition Finance (U.S.) Inc.	Co-Issuer	Delaware	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Rhodes Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Serifos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Dream Limited	Vessel-Owning Company(3)	Hong Kong	—	1/1 - 6/17	1/1 - 12/31
Shinyo Kannika Limited	Vessel-Owning Company(3)	Hong Kong	—	—	1/1 - 11/17
Shinyo Kieran Limited	Vessel-Owning Company(3)	British Virgin Is	—	—	1/1 - 11/17
Shinyo Loyalty Limited	Vessel-Owning Company(1)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Navigator Limited	Vessel-Owning Company(2)	Hong Kong	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Shinyo Ocean Limited	Vessel-Owning Company(3)	Hong Kong	—	—	1/1 - 11/17
Shinyo Saowalak Limited	Vessel-Owning Company(3)	British Virgin Is.	—	—	1/1 - 11/17
Sifnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skiathos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skopelos Shipping Corporation	Vessel-Owning Company	Cayman Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Syros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thera Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Tinos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Oinousses Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Psara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipsara Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Samothrace Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Thasos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Limnos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Skyros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Alonnisos Shipping Corporation	Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Makronisos Shipping Corporation	Vessel-Owning Company(4)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Iraklia Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Paxos Shipping Corporation	Vessel-Owning Company(5)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Antipaxos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Donoussa Shipping Corporation	Vessel-Owning Company(6)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Schinousa Shipping Corporation	Vessel-Owning Company(7)	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Navios Acquisition Europe Finance Inc	Sub-Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Maritime Acquisition Corporation and Subsidiaries:	Nature	Country of Incorporation	2016	2015	2014
Sikinos Shipping Corporation	Vessel-Owning Company(3)	Marshall Is.	—	1/1 - 6/17	1/1 - 12/31
Kerkyra Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Lefkada Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Zakynthos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	1/1 - 12/31
Leros Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	4/4 - 12/31
Kimolos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	4/29 - 12/31
Samos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	9/15 - 12/31
Tilos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	10/9 - 12/31	—
Delos Shipping Corporation	Vessel-Owning Company	Marshall Is.	1/1 - 12/31	10/9 - 12/31	—
Navios Maritime Midstream Partners GP LLC	Holding Company	Marshall Is.	1/1 - 12/31	1/1 - 12/31	10/13 - 12/31

(1)	Former vessel-owner of the Shinyo Splendor which was sold to an unaffiliated third party on May 6, 2014.
(2)	Former vessel-owner of the Shinyo Navigator which was sold to an unaffiliated third party on December 6, 2013.
(3)	Navios Midstream acquired all of the outstanding shares of capital stock of the vessel-owning subsidiary.
(4)	Each company had the rights over a shipbuilding contract of an MR2 product tanker vessel. In February 2015, these shipbuilding contracts were terminated, with no exposure to Navios Acquisition, due to the shipyard’s inability to issue a refund guarantee.
(5)	Former vessel-owner of the Nave Lucida which was sold to an unaffiliated third party on January 27, 2016.
(6)	Former vessel-owner of the Nave Universe which was sold to an unaffiliated third party on October 4, 2016
(7)	Former vessel-owner of the Nave Constellation which was sold to an unaffiliated third party on November 15, 2016

(e) Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an on-going basis, management evaluates the estimates and judgments, including those related to uncompleted voyages, future drydock dates, the selection of useful lives for tangible assets and scrap value, expected future cash flows from long-lived assets to support impairment tests, provisions necessary for accounts receivables, provisions for legal disputes and contingencies and the valuations estimates inherent in the deconsolidation gain. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions and/or conditions.

(f) Cash and Cash equivalents: Cash and cash equivalents consist of cash on hand, deposits held on call with banks, and other short-term liquid investments with original maturities of three months or less.

(g) Restricted Cash: As of December 31, 2016 and 2015, restricted cash consisted of $7,366 and $6,840, respectively, which related to amounts held in retention account in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

(h) Accounts Receivable, net: The amount shown as accounts receivable, net at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts.

(i) Other long term assets: As of December 31, 2016 and 2015, the amounts shown as other long term assets reflected the advances of $900 and $1,920, respectively, to certain unrelated counterparties for working capital purposes as per charters entered with them.

(j) Vessels, net: Vessels are stated at historical cost, which consists of the contract price, delivery and acquisition expenses and capitalized interest costs while under construction. Vessels acquired in an asset acquisition or in a business combination are recorded at fair value. Subsequent expenditures for major improvements and upgrading are capitalized, provided they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

Depreciation is computed using the straight line method over the useful life of the vessels, after considering the estimated residual value. Management estimates the residual values of our tanker vessels based on a scrap value cost of steel times the weight of the ship noted in lightweight ton (LWT). Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons. Revisions of residual values affect the depreciable amount of the vessels and affects depreciation expense in the period of the revision and future periods. The management after considering current market trends for scrap rates and 10-year average historical scrap rates of the residual values of the Company’s vessels, estimates scrap value at a rate of $360 per LWT.

Management estimates the useful life of our vessels to be 25 years from the vessel’s original construction. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is re-estimated to end at the date such regulations become effective.

(k) Vessels held for sale: Vessels are classified as “Vessels held for sale” when all of the following criteria are met: management has committed to a plan to sell the vessel; the vessel is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of vessels; an active program to locate a buyer and other actions required to complete the plan to sell the vessel have been initiated; the sale of the vessel is probable and transfer of the vessel is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Vessels classified as held for sale are measured at the lower of their carrying amount or fair value less cost to sell. These vessels are not depreciated once they meet the criteria to be held for sale.

(l) Deposits for vessels acquisitions: This represents amounts paid by the Company in accordance with the terms of the purchase agreements for the construction of long-lived fixed assets. Interest costs incurred during the construction (until the asset is substantially complete and ready for its intended use) are capitalized. Capitalized interest amounted to $0, $104 and $3,290 as of December 31, 2016, 2015 and 2014, respectively.

(m) Impairment of long-lived asset group: Vessels, other fixed assets and other long-lived assets held and used by Navios Acquisition are reviewed periodically for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be fully recoverable. Navios Acquisition’s management evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events or changes in circumstances have occurred that would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, certain

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

indicators of potential impairment are reviewed such as, undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions.

Undiscounted projected net operating cash flows are determined for each asset group (consisting of the individual vessel and the intangible, if any, with respect to the time charter agreement attached to that vessel) and compared to the vessel carrying value and related carrying value of the intangible with respect to the time charter agreement attached to that vessel or the carrying value of deposits for newbuildings, if any. Within the shipping industry, vessels are often bought and sold with a charter attached. The value of the charter may be favorable or unfavorable when comparing the charter rate to then current market rates. The loss recognized either on impairment (or on disposition) will reflect the excess of carrying value over fair value (selling price) for the vessel individual asset group.

As of March 31, 2014, the Company had a current expectation that, more likely than not, the Shinyo Splendor would be sold before the end of its previously estimated useful life, and, as a result, performed an impairment test of the specific asset group. The recoverability test was based on undiscounted cash flows expected to result from the entity’s use and eventual disposition of the asset. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included determining the net operating cash flows by considering the charter revenues from the existing time charter until its expiration, net of brokerage and address commissions and management fees and an estimate of sale proceeds from its disposal based on market valuations for such vessel. The carrying amount of the asset group was more than its undiscounted future cash flows. As a result, the entity failed the recoverability test (step one) of the impairment test and proceeded with step two of the impairment analysis. An impairment loss in the amount of $10,718 was recognized on this asset group as the carrying amount of the asset group was not recoverable and exceeded its fair value as of March 31, 2014. The Shinyo Splendor was sold on May 6, 2014 to an unaffiliated third party for a net cash consideration of $18,315 (refer to Note 5 “Vessels, Net”).

During the fourth quarter of fiscal 2016, management concluded that, although market rates were at healthy levels during the year, events occurred and circumstances had changed, over previous years, which indicated the potential impairment of Navios Acquisition’s long-lived assets may exist. These indicators included continued volatility in the charter market and the related impact of the tanker sector has on management’s expectation for future revenues. As a result, an impairment assessment of long-lived assets or identified asset groups was performed.

The Company determined undiscounted projected net operating cash flows for each vessel and compared it to the vessel’s carrying value together with the carrying value of the related intangible. The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis included: determining the projected net operating cash flows by considering the charter revenues from existing time charters for the fixed fleet days (Company’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on the 10- year average historical one year time charter rates) over the remaining economic life of each vessel, net of brokerage and address commissions, excluding days of scheduled off-hires, management fees fixed until May 2018 and thereafter assuming an annual increase of 3.0% and utilization rate of 99.7% based on the fleet historical performance.

The assessment concluded that step two of the impairment analysis was not required and no impairment of vessels, existed as of December 31, 2016, as the undiscounted projected net operating cash flows exceeded the carrying value.

In the event that impairment would occur, the fair value of the related asset would be determined and a charge would be recognized in the statements of income calculated by comparing the asset’s carrying value to its

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

fair value. Fair value is estimated primarily through the use of third-party valuations performed on an individual vessel basis.

Although management believes the underlying assumptions supporting this assessment are reasonable, if charter rate trends and the length of the current market downturn vary significantly from our forecasts, management may be required to perform step two of the impairment analysis in the future that could expose Navios Acquisition to material impairment charges in the future.

Impairment loss recognized amounted to $0, $0 and $10,718 for the years ended December 31, 2016, 2015 and 2014, respectively.

(n) Deferred Finance Costs: Deferred finance costs include fees, commissions and legal expenses associated with obtaining loan facilities and are presented as a deduction from the corresponding liability, consistent with debt discount. These costs are amortized over the life of the related debt using the effective interest rate method, and are included in interest expense. Amortization of deferred finance costs for each of the years ended December 31, 2016, 2015 and 2014 was $3,501, $3,183 and $7,275, respectively.

(o) Goodwill: Goodwill acquired in a business combination is not to be amortized. Goodwill is tested for impairment at the reporting unit level at least annually and written down with a charge to the statements of income if the carrying amount exceeds the estimated implied fair value.

The Company evaluates impairment of goodwill using a two-step process. First, the aggregate fair value of the reporting unit is compared to its carrying amount, including goodwill. The Company determines the fair value of the reporting unit based on a combination of discounted cash flow analysis and an industry market multiple.

If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it with its carrying amount. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit, as if the unit had been acquired in a business combination and the fair value of the unit was the purchase price. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to its implied fair value.

Navios Acquisition has one reporting unit. No impairment loss was recognized for any of the periods presented.

(p) Intangibles other than goodwill: Navios Acquisition’s intangible assets and liabilities consisted of favorable lease terms and unfavorable lease terms. When intangible assets or liabilities associated with the acquisition of a vessel are identified, they are recorded at fair value. Fair value is determined by reference to market data and the discounted amount of expected future cash flows. Where charter rates are higher than market charter rates, an asset is recorded, being the difference between the acquired charter rate and the market charter rate for an equivalent vessel. Where charter rates are less than market charter rates, a liability is recorded, being the difference between the assumed charter rate and the market charter rate for an equivalent vessel. The determination of the fair value of acquired assets and assumed liabilities requires us to make significant assumptions and estimates of many variables including market charter rates, expected future charter rates, the level of utilization of its vessels and its weighted average cost of capital. The use of different assumptions could result in a material change in the fair value of these items, which could have a material impact on Navios Acquisition’s financial position and results of operations.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The amortizable value of favorable and unfavorable leases is amortized over the remaining life of the lease term and the amortization expense is included in the statements of income in the depreciation and amortization line item. The amortizable value of favorable leases would be considered impaired if their fair market values could not be recovered from the future undiscounted cash flows associated with the asset. If a vessel purchase option is exercised the portion of this asset will be capitalized as part of the cost of the vessel and will be depreciated over the remaining useful life of the vessel. As of December 31, 2016 and 2015, Navios Acquisition did not have any intangible assets or liabilities.

Management, after considering various indicators performed impairment tests on asset groups which included intangible assets and liabilities as described in paragraph (l) above. As of December 31, 2016 and 2015, there was no impairment of intangible assets.

(q) Preferred shares Series D: Navios Acquisition issued shares of its authorized Series D Preferred Stock (nominal and fair value $12,000) to a shipyard, in partial settlement of the purchase price of its newbuild vessels. The preferred stock contains a 6% per annum dividend payable quarterly, starting one year after delivery of the vessel. The Series D Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. The holder of the preferred stock had the right to convert the shares of preferred stock into common stock prior to the scheduled maturity dates at a price of $7.00 per share of common stock. The preferred stock did not have any voting rights. Navios Acquisition was obligated to redeem the Series D Preferred Stock (or converted common shares) at holder’s option exercisable beginning on 18 months after issuance, at par payable at up to 12 equal quarterly installments.

The fair value of the series D Preferred Stock, was determined using a combination of Black Scholes model and discounted projected cash flows for the conversion option and put, respectively. The model used took into account the credit spread of Navios Acquisition, the volatility of its stock, as well as the price of its stock at the issuance date. The convertible preferred stock was classified as temporary equity (i.e., apart from permanent equity) as a result of the redemption feature upon exercise of the put option granted to the holder of the preferred stock.

(r) Investments in Equity Securities: Navios Acquisition evaluates its investments in Navios Midstream, Navios Europe I Inc. (“Navios Europe I”) and Navios Europe II Inc. (“Navios Europe II”) for OTTI on a quarterly basis. Consideration is given to (i) the length of time and the extent to which the fair value has been less than the carrying value, (ii) the financial condition and near-term prospects of Navios Midstream, Navios Europe I and Navios Europe II, and (iii) the intent and ability of the Company to retain its investment in Navios Midstream, Navios Europe I and Navios Europe II for a period of time sufficient to allow for any anticipated recovery in fair value.

(s) Deferred Dry dock and Special Survey Costs: Navios Acquisition’s vessels are subject to regularly scheduled drydocking and special surveys which are carried out every 30 or 60 months to coincide with the renewal of the related certificates issued by the classification societies, unless a further extension is obtained in rare cases and under certain conditions. The costs of drydocking and special surveys is deferred and amortized over the above periods or to the next drydocking or special survey date if such has been determined. Unamortized drydocking or special survey costs of vessels sold are written off to income in the year the vessel is sold.

Costs capitalized as part of the drydocking or special survey consist principally of the actual costs incurred at the yard, spare parts, paints, lubricants and services incurred solely during the drydocking or special survey period. For each of the years ended December 31, 2016, 2015 and 2014, the amortization expense was $2,837, $1,532 and $1,979, respectively. Accumulated amortization as of December 31, 2016 and 2015 amounted to $4,995 and $2,222, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

(t) Foreign currency translation: Navios Acquisition’s functional and reporting currency is the U.S. dollar. Navios Acquisition engages in worldwide commerce with a variety of entities. Although, its operations may expose it to certain levels of foreign currency risk, its transactions are predominantly U.S. dollar denominated. Additionally, Navios Acquisition’s wholly owned vessel subsidiaries transacted a nominal amount of their operations in Euros; however, all of the subsidiaries’ primary cash flows are U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or translated, are recognized in the statements of income.

(u) Provisions: Navios Acquisition, in the ordinary course of its business, is subject to various claims, suits and complaints. Management, in consultation with internal and external advisors, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss was probable and can be reasonably estimated. If Navios Acquisition has determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, Navios Acquisition will provide the lower amount of the range. Navios Acquisition, through the Management Agreement with the Manager, participates in Protection and Indemnity (P&I) insurance coverage plans provided by mutual insurance societies known as P&I clubs. Services such as the ones described above are provided by the Manager under the Management Agreement dated May 28, 2010 as recently amended in May 2016, and are included as part of the daily fee of $6.35 for each MR2 product tanker and chemical tanker vessel, $7.15 per LR1 product tanker vessel and $9.5 per VLCC vessel. (See Note 15).

(v) Segment Reporting: Navios Acquisition reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers or vessel type. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. Management does not identify expenses, profitability or other financial information by charter type. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

(w) Revenue and Expense Recognition:

Revenue Recognition: Revenue is recorded when services are rendered, under a signed charter agreement or other evidence of an arrangement, the price is fixed or determinable, and collection is reasonably assured. Revenue is generated from the voyage charter and the time charter of vessels.

Voyage revenues for the transportation of cargo are recognized ratably over the estimated relative transit time of each voyage. Voyage expenses are recognized as incurred. A voyage is deemed to commence when a vessel is available for loading and is deemed to end upon the completion of the discharge of the current cargo. Estimated losses on voyages are provided for in full at the time such losses become evident. Under a voyage charter, a vessel is provided for the transportation of specific goods between specific ports in return for payment of an agreed upon freight per ton of cargo.

Revenues from time chartering of vessels are accounted for as operating leases and are thus recognized on a straight-line basis as the average revenue over the rental periods of such charter agreements, as service is performed. A time charter involves placing a vessel at the charterers’ disposal for a period of time during which the charterer uses the vessel in return for the payment of a specified daily hire rate. Under time charters, operating costs such as for crews, maintenance and insurance are typically paid by the owner of the vessel.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Profit-sharing revenues are calculated at an agreed percentage of the excess of the charterer’s average daily income (calculated on a quarterly or half-yearly basis) over an agreed amount and accounted for on an accrual basis based on provisional amounts and for those contracts that provisional accruals cannot be made due to the nature of the profit share elements, these are accounted for on the actual cash settlement. Profit sharing for the years ended December 31, 2016, December 31, 2015 and December 31, 2014 amounted to $7,603, $32,060 and $6,710, respectively.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

Pooling arrangements: For vessels operating in pooling arrangements, the Company earns a portion of total revenues generated by the pool, net of expenses incurred by the pool. The amount allocated to each pool participant vessel, including the Company’s vessels, is determined in accordance with an agreed-upon formula, which is determined by the margins awarded to each vessel in the pool based on the vessel’s age, design and other performance characteristics. Revenue under pooling arrangements is accounted for on the accrual basis and is recognized when an agreement with the pool exists, price is fixed, service is provided and the collectability is reasonably assured. Revenue for vessels operating in pooling arrangements amounted to $50,832, $43,406 and $16,974, for the years ended December 31, 2016, 2015 and 2014, respectively.

The allocation of such net revenue may be subject to future adjustments by the pool however, such changes are not expected to be material.

Time Charter and Voyage Expenses: Time charter and voyage expenses comprise all expenses related to each particular voyage, including time charter hire paid and bunkers, port charges, canal tolls, cargo handling, agency fees and brokerage commissions. Time charter expenses are expensed over the period of the time charter and voyage expenses are recognized as incurred.

Direct Vessel Expense: Direct vessel expenses comprise of the amortization of drydock and special survey costs of certain vessels of Navios Acquisition’s fleet.

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as previously amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services,

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

Deferred Revenue: Deferred revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as revenue over the voyage or charter period.

Prepaid Expense and Other Current Assets: Prepaid expenses relate primarily to cash paid in advance for expenses associated with voyages. These amounts are recognized as expense over the voyage or charter period.

(x) Financial Instruments: Financial instruments carried on the balance sheet include trade receivables and payables, other receivables and other liabilities and long-term debt. The particular recognition methods applicable to each class of financial instrument are disclosed in the applicable significant policy description of each item, or included below as applicable.

Financial risk management: Navios Acquisition’s activities expose it to a variety of financial risks including fluctuations in future freight rates, time charter hire rates, and fuel prices, credit and interest rate risk. Risk management is carried out under policies approved by executive management. Guidelines are established for overall risk management, as well as specific areas of operations.

Credit risk: Navios Acquisition closely monitors its exposure to customers and counterparties for credit risk. Navios Acquisition has entered into the Management Agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Acquisition. When negotiating on behalf of Navios Acquisition various employment contracts, the Manager has policies in place to ensure that it trades with customers and counterparties with an appropriate credit history. For the year ended December 31, 2016, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell Tankers Singapore Private LTD (“Shell”) and Mansel LTD (“Mansel”), which accounted for 33.0%, 20.0% and 14.7%, respectively. For the year ended December 31, 2015, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8, Shell and Mansel, which accounted for 35.2%, 13.6% and 10.8%, respectively. For the year ended December 31, 2014, Navios Acquisition’s customers representing 10% or more of total revenue were Navig8 Chemicals Shipping and Trading Co. (“Navig8”) and Dalian Ocean Shipping Co. (“DOSCO”), which accounted for 28.8% and 22.4%, respectively.

No other customers accounted for 10% or more of total revenue for any of the years presented.

Foreign exchange risk: Foreign currency transactions are translated into the measurement currency rates prevailing at the dates of transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of income.

(y) Earnings per Share: Basic earnings per share is computed by dividing net income attributable to Navios Acquisition’s common shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised. Dilution has been computed by the treasury stock method whereby all of the Company’s dilutive securities (the warrants and preferred shares and the stock options) are assumed to be exercised and the proceeds used to repurchase shares of common stock at the weighted average market price of the Company’s common stock during the relevant periods. Convertible shares are included in the

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

diluted earnings per share, based on the weighted average number of convertible shares assumed to be outstanding during the period. The incremental shares (the difference between the number of shares assumed issued and the number of shares assumed purchased) shall be included in the denominator of the diluted earnings per share computation. Restricted stock and restricted stock units (vested and unvested) are included in the calculation of the diluted earnings per share, based on the weighted average number of restricted stock and restricted stock units assumed to be outstanding during the period.

Net income for the years ended December 31, 2016, 2015 and 2014 was adjusted for the purposes of earnings per share calculation, for the dividends on the Series B Preferred Shares, the Series D Preferred Shares, the restricted common stock and for the undistributed income that is attributable to Series C preferred stock.

(z) Dividends: Dividends are recorded in the Company’s financial statements in the period in which they are declared.

(za) Stock based Compensation: In October 2013, Navios Acquisition authorized the issuance of shares of restricted common stock and stock options for its directors. These awards of restricted common stock and stock options are based on service conditions only and vest over three years.

The fair value of stock option grants is determined with reference to option pricing model, and principally adjusted Black-Scholes models. The fair value of restricted stock is determined by reference to the quoted stock price on the date of grant. Compensation expense is recognized based on a graded expense model over the vesting period.

The effect of compensation expense arising from the restricted shares and stock options described above amounted to $864, $2,362 and $5,254 as of December 31, 2016, 2015 and 2014, respectively, and it is reflected in general and administrative expenses on the statements of income.

There were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2016.

On October 24, 2016, 2015 and, 2014, 700,005, 700,001 and 699,994 shares of restricted stock were vested. Accordingly, there were no restricted shares outstanding and non-vested as of December 31, 2016. The number of stock options vested as of December 31, 2016 amounted to 500,000 (outstanding and non-vested stock options as of December 31, 2015 amounted to 500,000). The weighted average contractual life of stock options outstanding as of December 31, 2016 was 6.8 years.

NOTE 3: CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

Cash and cash equivalents consisted of the following:

	December 31, 2016	December 31, 2015
Cash on hand and at banks	$39,286	$51,831
Short-term deposits	10,006	2,974
Total cash and cash equivalents	$49,292	$54,805

Short-term deposits and highly liquid funds relate to amounts held in banks for general financing purposes and represent deposits with an original maturity of less than three months.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Cash deposits and cash equivalents in excess of amounts covered by government-provided insurance are exposed to loss in the event of non-performance by financial institutions. The Company does maintain cash deposits and equivalents in excess of government-provided insurance limits. The Company also minimizes exposure to credit risk by dealing with a diversified group of major financial institutions.

In restricted cash there is an amount of $7,366 for 2016 and $6,840 for 2015 held in retention accounts in order to service debt and interest payments, as required by certain of Navios Acquisition’s credit facilities.

NOTE 4: ACCOUNTS RECEIVABLE, NET

Accounts receivable consisted of the following:

	December 31, 2016	December 31, 2015
Accounts receivable	$20,933	$14,202
Less: Provision for doubtful accounts	—	—
Accounts receivable, net	$20,933	$14,202

Financial instruments that potentially subject Navios Acquisition to concentrations of credit risk are accounts receivable. Navios Acquisition does not believe its exposure to credit risk is likely to have a material adverse effect on its financial position, results of operations or cash flows.

NOTE 5: VESSELS, NET

Vessels	Cost	Accumulated Depreciation	Net Book Value
Balance at December 31, 2014	$1,487,606	$(111,675)	$1,375,931
Additions	207,000	(57,164)	149,836
Disposals	(104,274)	20,142	(84,132)
Balance at December 31, 2015	$1,590,332	$(148,697)	$1,441,635
Additions	—	(57,617)	(57,617)
Disposals (including vessels held for sale)	(85,319)	8,224	(77,095)
Balance at December 31, 2016	$1,505,013	$(198,090)	$1,306,923

Acquisition of vessels

2015

On January 8, 2015, Navios Acquisition took delivery of the Nave Sextans, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $33,373. Cash paid was $17,750 and $15,623 was transferred from vessel deposits.

On February 11, 2015, Navios Acquisition took delivery of the Nave Velocity, a newbuilding, 49,999 dwt, MR2 product tanker, from an unaffiliated third party for a total cost of $39,233. Cash paid was $12,591 and $26,642 was transferred from vessel deposits.

On November 6, 2015, Navios Acquisition took delivery of the Nave Spherical, a 2009-built, 297,188 dwt VLCC, from an unaffiliated third party for a total cost of $69,198.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On December 2, 2015, Navios Acquisition took delivery of the Nave Photon, a 2008-built, 297,395 dwt VLCC from an unaffiliated third party for a total cost of $65,196.

Disposal of vessels

2016

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. The gain on sale of the vessel, upon write-off of the unamortized dry-docking, was $2,282.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,847.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771. As of June 30, 2016, the vessel was classified as held for sale as the relevant criteria for the classification were met. The gain on sale of the vessel was $4,620.

2015

On June 18, 2015, Navios Midstream exercised its option to acquire the shares of the vessel-owning subsidiaries of the Nave Celeste, a 2003-built of 298,717 dwt VLCC, and the C. Dream, a 2000 built VLCC of 298,570 dwt, from Navios Acquisition for an aggregate sale price of $100,000. The sale price consisted of $73,000 cash consideration and the issuance of 1,592,920 Subordinated Series A Units to Navios Acquisition. Refer to Note 15. The gain on sale of vessels amounted to $5,771 and was calculated as follows:

Proceeds received:
Net Cash proceeds received from sale of assets	$71,224
Subordinated Series A Units	27,111
		98,335
Carrying Value of assets sold:
Vessels and deferred dry dock and special survey costs, net	(84,184)
Favorable & unfavorable leases	37
Working capital	554	(83,593)

		14,742

Deferred gain on sale of assets		8,971

Gain on sale of vessels		$5,771

This gain is included in “Gain on sale of vessels” in the consolidated statements of income. Navios Midstream was deconsolidated from the date of the IPO. Refer to Note 8, “Investment in affiliates”.

2014

On May 6, 2014, Navios Acquisition sold the Shinyo Splendor to an unaffiliated third party for an aggregate sale price of $20,020. As of March 31, 2014, an impairment loss of $10,718 related to the Shinyo Splendor has been recognized under the line item “Impairment Loss.” The Company had a current expectation that, more likely than not, the Shinyo Splendor would be sold before the end of its previously estimated useful life, and as a

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

result performed an impairment test of the specific asset group. The carrying amount of the asset group was more than its undiscounted future cash flows which resulted in an impairment loss (refer to Note 2(m) for further details related to the impairment test). The vessel’s aggregate net carrying amount as at the date of sale was $19,219 (including the remaining carrying balance of dry dock and special survey costs in the amount of $1,021). The Company received net cash proceeds in the amount of $18,315 and recognized a loss of $904. This loss is presented under “Gain on sale of vessels” in the consolidated statements of income.

On November 18, 2014, Navios Acquisition sold all of the outstanding shares of capital stock of four of its vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) to Navios Midstream (see Note 1).

The gain on sale amounted to $23,503 and was calculated as:

Proceeds received:
Cash proceeds received from sale of assets	$214,854
Common units	18,640
General Partner units	5,720
Subordinated units	140,140
Selling expenses	(211)	379,143
Carrying Value of assets sold:
Vessels	(322,121)
Favorable leases	(32,129)
Other assets / liabilities, net	(1,390)	(355,640)

Gain on sale of vessels		$23,503

The Company recorded the common units, general partner units and subordinated units at their fair value on November 18, 2014. Refer to Note 8, “Investment in affiliates”.

This gain is included in “Gain / (loss) on sale of vessels” in the consolidated statements of operations. Navios Midstream was deconsolidated from the date of the IPO. Refer to Note 8, “Investment in affiliates”.

Deposits for vessel acquisitions

Deposits for vessel acquisitions represent deposits for vessels to be delivered in the future. As of December 31, 2016 and December 31, 2015, there were no deposits for vessels to be delivered in the future. As of December 31, 2014, Navios Acquisition vessel deposits amounted to $42,276 of which $23,540 was financed through loans and the balance from existing cash. For the year ended December 31, 2014, additions to deposits for vessels acquisitions comprising of cash payments and capitalized interest were $11,881, which was offset by $71,220 transferred to vessels, net.

For the year ended December 31, 2016, 2015 and 2014, capitalized interest amounted to $0, $104 and $3,290, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 6: INTANGIBLE ASSETS OTHER THAN GOODWILL

Intangible assets as of December 31, 2016 and December 31, 2015, consisted of the following:

Favorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2014	$10,498	$(7,198)	$3,300
Additions	—	(776)	(776)
Disposals*	(10,498)	7,974	(2,524)
Balance at December 31, 2015	$—	$—	$—
Balance at December 31, 2016	$—	$—	$—

Unfavorable lease terms	Cost	Accumulated Amortization	Net Book Value
Balance at December 31, 2014	$(5,819)	$2,941	$(2,878)
Additions	—	317	317
Disposals*	5,819	(3,258)	2,561
Balance at December 31, 2015	$—	$—	$—
Balance at December 31, 2016	$—	$—	$—

Amortization (expense) /income of favorable and unfavorable lease terms for the years ended December 31, 2016, 2015 and 2014 is presented in the following table:

	December 31, 2016	December 31, 2015	December 31, 2014
Unfavorable lease terms	$—	$317	$683
Favorable lease terms charter-out	—	(776)	(4,742)
Total	$—	$(459)	$(4,059)

(*)	On June 18, 2015, Navios Acquisition sold all of the outstanding shares of capital stock of two of Navios Acquisition’s vessel-owning subsidiaries (Sikinos Shipping Corporation and Shinyo Dream Limited) to Navios Midstream. The carrying amount of the favorable leases was $2,524 and of the unfavorable leases was $(2,561).

NOTE 7: GOODWILL

Goodwill as of December 31, 2016 and December 31, 2015 amounted to:

Balance at January 1, 2015	$1,579
Balance at December 31, 2015	$1,579
Balance at December 31, 2016	$1,579

NOTE 8: INVESTMENT IN AFFILIATES

Navios Europe I

On October 9, 2013, Navios Holdings, Navios Acquisition and Navios Maritime Partners L.P. (“Navios Partners”) established Navios Europe I and have ownership interests of 47.5%, 47.5% and 5.0%, respectively. On December 18, 2013, Navios Europe I acquired ten vessels for aggregate consideration consisting of (i) cash

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

which was funded with the proceeds of senior loan facility (the “Senior Loan I”) and loans aggregating $10,000 from Navios Holdings, Navios Acquisition and Navios Partners (in each case, in proportion to their ownership interests in Navios Europe I) (collectively, the “Navios Term Loans I”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan I”). In addition to the Navios Term Loans I, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”).

On an ongoing basis, Navios Europe I is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loan I and repayments of the Navios Revolving Loans I) according to a defined waterfall calculation as follows:

•	First, Navios Holdings, Navios Acquisition and Navios Partners will each earn a 12.7% preferred distribution on the Navios Term Loans I and the Navios Revolving Loans I; and

•	Second, any remaining cash is then distributed on an 80%/20% basis, respectively, between (i) the Junior Loan I holder and (ii) the holders of the Navios Term Loans I.

The Navios Term Loans I will be repaid from the future sale of vessels owned by Navios Europe I and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe I under ASC 810 and concluded that Navios Europe I is a VIE and that the Company is not the party most closely associated with Navios Europe I and, accordingly, is not the primary beneficiary of Navios Europe I based on the following:

•	the power to direct the activities that most significantly impact the economic performance of Navios Europe I are shared jointly between (i) Navios Holdings, Navios Acquisition and Navios Partners and (ii) and the Junior Loan I holder; and

•	while Navios Europe I’s residual is shared on an 80%/20% basis, respectively, between (i) the Junior Loan I holder and (ii) Navios Holdings, Navios Acquisition and Navios Partners, the Junior Loan I holder is exposed to a substantial portion of Navios Europe I’s risks and rewards.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe I under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe I and, therefore, its investment in Navios Europe I is accounted for under the equity method.

The fleet of Navios Europe I is managed by subsidiaries of Navios Holdings.

As of December 31, 2016 and December 31, 2015, the estimated maximum potential loss by Navios Acquisition in Navios Europe I would have been $18,268 and $15,764, respectively, which represented the Company’s carrying value of its investment of $5,967 (December 31, 2015: $5,498) the Company’s portion of the carrying balance of the Navios Revolving Loans I including accrued interest on the Navios Term Loans I of $9,356 (December 31, 2015: $8,523), which is included under “Due from related parties, long- term” and the accrued interest income on the Navios Revolving Loans I in the amount of $2,945 (December 31, 2015: $1,743) which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans I.

Income of $1,302, $1,294 and $829 was recognized in “Equity in net earnings of affiliated companies” for the years ended December 31, 2016, 2015 and 2014, respectively.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Accounting for basis difference

The initial investment in Navios Europe I recorded under the equity method of $4,750, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe I, which amounted to $6,763. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Europe I. As of December 31, 2016 and December 31, 2015, the unamortized difference between the carrying amount of the investment in Navios Europe I and the amount of the Company’s underlying equity in net assets of Navios Europe I was $4,710, and $5,386, respectively.

Navios Europe II

On February 18, 2015, Navios Holdings, Navios Acquisition and Navios Partners established Navios Europe II Inc. and have ownership interests of 47.5%, 47.5% and 5.0%, respectively. From June 8, 2015 through December 31, 2015, Navios Europe II acquired fourteen vessels for: (i) cash consideration of $145,550 (which was funded with the proceeds of $131,550 of senior loan facilities (the “Senior Loans II”) and loans aggregating $14,000 from Navios Holdings, Navios Acquisition and Navios Partners (in each case, in proportion to their ownership interests in Navios Europe II) (collectively, the “Navios Term Loans II”) and (ii) the assumption of a junior participating loan facility (the “Junior Loan II”) with a face amount of $182,150 and fair value of $99,147. In addition to the Navios Term Loans II, Navios Holdings, Navios Acquisition and Navios Partners will also make available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). In March 2017 the availability under the Navios Revolving Loans II was increased by $14,000.

On an ongoing basis, Navios Europe II is required to distribute cash flows (after payment of operating expenses, amounts due pursuant to the terms of the Senior Loans and repayments of the Navios Revolving Loans II) according to a defined waterfall calculation as follows:

•	First, Navios Holdings, Navios Acquisition and Navios Partners will each earn a 18.0% preferred distribution on the Navios Term Loans II and the Navios Revolving Loans II; and

•	Second, any remaining cash is then distributed on an 80%/20% basis, respectively, between (i) the Junior Loan II holder and (ii) the holders of the Navios Term Loans II.

The Navios Term Loans II will be repaid from the future sale of vessels owned by Navios Europe II and is deemed to be the initial investment by Navios Acquisition. Navios Acquisition evaluated its investment in Navios Europe II under ASC 810 and concluded that Navios Europe II is a “VIE” and that the Company is not the party most closely associated with Navios Europe II and, accordingly, is not the primary beneficiary of Navios Europe II based on the following:

•	the power to direct the activities that most significantly impact the economic performance of Navios Europe II are shared jointly between (i) Navios Holdings, Navios Acquisition and Navios Partners and (ii) the Junior Loan holder II; and

•	while Navios Europe II’s residual is shared on an 80%/20% basis, respectively, between (i) the Junior Loan holder II and (ii) Navios Holdings, Navios Acquisition and Navios Partners, the Junior Loan II holder is exposed to a substantial portion of Navios Europe II’s risks and rewards.

Navios Acquisition further evaluated its investment in the common stock of Navios Europe II under ASC 323 and concluded that it has the ability to exercise significant influence over the operating and financial policies of Navios Europe II and, therefore, its investment in Navios Europe II is accounted for under the equity method.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The fleet of Navios Europe II is managed by subsidiaries of Navios Holdings.

As of December 31, 2016, the estimated maximum potential loss by Navios Acquisition in Navios Europe II would have been $22,287 (December 31, 2015: $15,867), which represented the Company’s carrying value of the investment of $5,894 (December 31, 2015: $7,342), the Company’s balance of the Navios Revolving Loans II including accrued interest on the Navios Term Loans II of $13,652 (December 31, 2015: $7,952), which is included under “Due from related parties, long-term”, and the accrued interest income on the Navios Revolving Loans II in the amount of $2,741 (December 31, 2015: $573), which is included under “Due from related parties, short-term”. Refer to Note 15 for the terms of the Navios Revolving Loans II.

Loss of $22 in total and a total income of $1,317 were recognized in “Equity in net earnings of affiliated companies” for the years ended December 31, 2016 and 2015, respectively.

Accounting for basis difference

The initial investment in Navios Europe II recorded under the equity method of $6,650, at the inception included the Company’s share of the basis difference between the fair value and the underlying book value of the assets of Navios Europe II, which amounted to $9,419. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Europe II. As of December 31, 2016, and December 31, 2015 the unamortized difference between the carrying amount of the investment in Navios Europe II and the amount of the Company’s underlying equity in net assets of Navios Europe II was $7,953 and $8,895, respectively.

Navios Midstream

On October 13, 2014, the Company formed in the Marshall Islands a wholly-owned subsidiary, Navios Midstream. The purpose of Navios Midstream is to own, operate and acquire crude oil tankers, refined petroleum product tankers, chemical tankers and liquefied petroleum gas tankers under long-term employment contracts.

On the same day, the Company formed in the Marshall Islands a limited liability company, Navios Maritime Midstream Partners GP LLC (the “Navios Midstream General Partner”) a wholly-owned subsidiary to act as the general partner of Navios Midstream.

Navios Midstream completed an IPO of its units on November 18, 2014 and is listed on the NYSE under the symbol “NAP.”

In connection with the IPO of Navios Midstream in November 2014, Navios Acquisition sold all of the outstanding shares of capital stock of four of Navios Acquisition’s vessel-owning subsidiaries (Shinyo Ocean Limited, Shinyo Kannika Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited) in exchange for: (i) all of the estimated net cash proceeds from the IPO amounting to $110,403; (ii) $104,451 of the $126,000 borrowings under Navios Midstream’s credit facility with Credit Suisse; (iii) 9,342,692 subordinated units and 1,242,692 common units; and (iv) 381,334 general partner units, representing a 2.0% general partner interest in Navios Midstream, and all of the incentive distribution rights in Navios Midstream to the Navios Midstream General Partner.

The Company evaluated its investment in Navios Midstream under ASC 810 and concluded that Navios Midstream is not a “VIE”. The Company further evaluated the power to control the board of directors of Navios Midstream under the voting interest model. As of the IPO date, Navios Acquisition, as the general partner,

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

delegated all its powers to the board of directors of Navios Midstream and does not have the right to remove or replace the elected directors from the board of directors. Elected directors were appointed by the general partner, but as of the IPO date are deemed to be elected directors. The elected directors represent the majority of the board of directors of Midstream and therefore, the Company concluded that it does not hold a controlling financial interest in Navios Midstream but concluded that it does maintain significant influence and deconsolidated the vessels sold as of the IPO date.

Following the deconsolidation of Navios Midstream, the Company accounts for all of its interest in the general partner and in each of the common and subordinated units under the equity method of accounting.

In connection with the sale of Nave Celeste and the C. Dream to Navios Midstream in June 2015, Navios Acquisition received 1,592,920 Subordinated Series A Units of Navios Midstream, as part of the sales price. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner for $551, in order for the General Partner to maintain its 2.0% general partnership interest. The Company analyzed its investment in the subordinated Series A units and concluded that this is to be accounted for under the equity method on the basis that the Company has significant influence over Navios Midstream. The Company’s investment in the subordinated Series A units was fair valued at $ 17.02 per unit, in total $27,111 on the date of the sale of the vessels to Navios Midstream.

On July 29, 2016, Navios Midstream launched a continuous public offering of its common units for an aggregate offering of up to $25,000. On September 30, 2016 and December 30, 2016, Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655 and 1,143 general partnership interests, respectively, for an aggregate consideration of $75 and $14, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous public offering.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $246 was recognized in “Equity in net earnings of affiliated companies” for the year ended December 31, 2016.

As of December 31, 2016, the Company owned a 2.0% general partner interest in Navios Midstream through the Navios Midstream General Partner and a 57.9% limited partnership interest through the ownership of subordinated units (44.4%), the subordinated series A units (7.6%) and through common units (5.9%), based on all of the outstanding common, subordinated and general partner units.

For the year ended December 31, 2016, 2015 and 2014, total equity method income from Navios Midstream recognized in “Equity in net earnings of affiliated companies” was $14,219, $15,825 and $1,171, respectively. Dividends received during the year ended December 31, 2016, 2015 and 2014 were $21,283, $17,202 and $0, respectively.

As of December 31, 2016 and December 31, 2015, the carrying amount of the investment in Navios Midstream was $184,834 and $191,968, respectively.

As of December 31, 2016 the market value of the investment in Navios Midstream was $135,817.

Accounting for basis difference

The initial investment in Navios Midstream following the completion of the IPO recorded under the equity method of $183,141, as of the deconsolidation date included the Company’s share of the basis difference

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

between the fair value and the underlying book value of Navios Midstream’s assets, which amounted to $20,169. Of this difference, an amount of $(332) was allocated on the intangibles assets and $20,501 was allocated on the tangible assets. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

In connection with the sale of the Nave Celeste and the C. Dream, the Company recognized its incremental investment upon the receipt of the Subordinated series A units in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangible assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

As of December 31, 2016 and December 31, 2015, the unamortized difference between the carrying amount of the investment in Navios Midstream and the amount of the Company’s underlying equity in net assets of Navios Midstream was $21,221 and $22,120, respectively. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

Summarized financial information of the affiliated companies is presented below:

	December 31, 2016			December 31, 2015
Balance Sheet	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Cash and cash equivalents, including restricted cash	$52,791	$10,785	$16,916	$37,834	$11,839	$17,366
Current assets	$61,087	$15,980	$19,487	$45,860	$14,782	$22,539
Non-current assets	$414,694	$169,925	$232,363	$434,708	$179,023	$245,154
Current liabilities	$6,143	$18,490	$24,126	$4,078	$15,377	$16,897
Long-term debt including current portion, net of deferred finance costs and discount	$197,176	$86,060	$119,234	$197,819	$96,580	$129,185
Non-current liabilities	$196,515	$155,387	$184,530	$197,176	$182,537	$173,543

	Year Ended December 31, 2016			Year Ended December 31, 2015			For the period November 18, 2014 to December 31, 2014	Year Ended December 31, 2014
Income Statement	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II	Navios Midstream	Navios Europe I	Navios Europe II
Revenue	$91,834	$40,589	$30,893	$83,362	$41,437	$20,767	$7,643	$35,119	$—
Net income/ (loss) before non-cash change in fair value of Junior Loan	$24,890	$(2,174)	$(25,062)	$27,072	$(1,347)	$1,673	$2,551	$(5,061)	$—
Net income/ (loss)	$24,890	$16,137	$(34,059)	$27,072	$(1,118)	$77,252	$2,551	$(1,896)	$—

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 9: ACCOUNTS PAYABLE

Accounts payable as of December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Creditors	$1,625	$638
Brokers	2,031	1,800
Professional and legal fees	1,199	315
Total accounts payable	$4,855	$2,753

NOTE 10: DIVIDENDS PAYABLE

On November 8, 2013, the Board of Directors declared a quarterly cash dividend for the third quarter of 2013 of $0.05 per share of common stock. A dividend in the aggregate amount of $7,220 was paid on January 7, 2014 out of which $6,836 was paid to the stockholders of record as of December 19, 2013 including holders of restricted stock and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C preferred stock.

On February 7, 2014, the Board of Directors of Navios Acquisition declared a quarterly cash dividend for the fourth quarter of 2013 of $0.05 per share of common stock. A dividend in the aggregate amount of $7,967 was paid on April 8, 2014 out of which $7,583 was paid to the stockholders of record as of March 19, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C preferred stock.

On May 9, 2014, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2014 of $0.05 per share of common stock payable on July 3, 2014 to stockholders of record as of June 17, 2014. A dividend in the aggregate amount of $7,967 was paid on July 3, 2014 out of which $7,583 was paid to the stockholders of record as of June 17, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C preferred stock.

On August 11, 2014, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2014 of $0.05 per share of common stock payable on October 1, 2014 to stockholders of record as of September 17, 2014. A dividend in the aggregate amount of $7,967 was paid on October 2, 2014 out of which $7,583 was paid to the stockholders of record as of September 17, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C preferred stock.

On October 31, 2014, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2014 of $0.05 per share of common stock payable on January 6, 2015 to stockholders of record as of December 17, 2014. A dividend in the aggregate amount of $7,967 was paid on January 6, 2015 out of which $7,583 was paid to the stockholders of record as of December 17, 2014 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On February 6, 2015, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2014 of $0.05 per share of common stock payable on April 2, 2015 to stockholders of record as of March 18, 2015. A dividend in the aggregate amount of $7,977 was paid on April 2, 2015 out of which $7,593 was paid to the stockholders of record as of March 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On May 11, 2015, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2015 of $0.05 per share of common stock payable on July 2, 2015 to stockholders of record as of June 18, 2015.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

A dividend in the aggregate amount of $7,986 was paid on July 2, 2015 out of which $7,602 was paid to the stockholders of record as of June 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On August 13, 2015, the Board of Directors declared a quarterly cash dividend for the second quarter of 2015 of $0.05 per share of common stock payable on September 24, 2015 to stockholders of record as of September 18, 2015. A dividend in the aggregate amount of $7,922 was paid on September 24, 2015 out of which $7,538 was paid to the stockholders of record as of September 18, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On November 6, 2015, the Board of Directors declared a quarterly cash dividend for the third quarter of 2015 of $0.05 per share of common stock payable on December 23, 2015 to stockholders of record as of December 17, 2015. A dividend in the aggregate amount of $7,873 was paid on December 23, 2015 out of which $7,489 was paid to the stockholders of record as of December 17, 2015 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of the Series C Preferred Stock.

On February 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2015 of $0.05 per share of common stock payable on March 23, 2016 to stockholders of record as of March 17, 2016. A dividend in the aggregate amount of $7,928 was paid on March 23, 2016 out of which $7,544 was paid to the stockholders of record as of March 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On May 11, 2016, the Board of Directors declared a quarterly cash dividend in respect of the first quarter of 2016 of $0.05 per share of common stock payable on June 22, 2016 to stockholders of record as of June 17, 2016. A dividend in the aggregate amount of $7,923 was paid on June 22, 2016 out of which $7,539 was paid to the stockholders of record as of June 17, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On August 10, 2016, the Board of Directors declared a quarterly cash dividend in respect of the second quarter of 2016 of $0.05 per share of common stock payable on September 21, 2016 to stockholders of record as of September 14, 2016. A dividend in the aggregate amount of $7,918 was paid on September 21, 2016 out of which $7,534 was paid to the stockholders of record as of September 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

On November 4, 2016, the Board of Directors declared a quarterly cash dividend in respect of the third quarter of 2016 of $0.05 per share of common stock payable on December 21, 2016 to stockholders of record as of December 14, 2016. A dividend in the aggregate amount of $7,913 was paid on December 21, 2016 out of which $7,529 was paid to the stockholders of record as of December 14, 2016 and $384 was paid to Navios Holdings, the holder of the 1,000 shares of Series C Preferred Stock.

For the year ended December 31, 2016, Navios Acquisition had no outstanding Series B and Series D Preferred Stock. For the year ended December 31, 2015, Navios Acquisition paid dividend in the aggregate of $359 to the holders of the Series B and Series D Preferred Stock. For the year ended December 31, 2014, Navios Acquisition paid dividend in the aggregate of $750 to the holders of the 540 shares of Series B and Series D Preferred Stock.

The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

NOTE 11: ACCRUED EXPENSES

Accrued expenses as of December 31, 2016 and December 31, 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Accrued voyage expenses	$1,369	$485
Accrued loan interest	8,800	9,026
Accrued legal and professional fees	878	291
Total accrued expenses	$11,047	$9,802

In December 2015 and during 2016, the Compensation Committee of Navios Acquisition authorized and approved an aggregate cash payment of $4,010 subject to fulfillment of certain service conditions that were provided and completed during 2016 and an additional $1,000 to the directors and/or officers of the Company subject to fulfillment of certain service conditions in 2017. As of December 31, 2016, an accrued amount of $750 is included in accrued legal and professional fees and an amount of $3,260 was paid during 2016. The total amount of $4,010, $2,750 and $0 was recorded in general and administrative expenses on the statements of income for the years ended December 31, 2016, 2015 and 2014, respectively.

NOTE 12: BORROWINGS

	December 31, 2016	December 31, 2015
Commerzbank AG, Alpha Bank AE, Credit Agricole Corporate and Investment Bank	$94,250	$119,250
BNP Paribas S.A. and DVB Bank S.E.	60,750	65,250
Eurobank Ergasias S.A. $52,200	38,297	41,025
Eurobank Ergasias S.A. $52,000	36,102	38,550
Norddeutsche Landesbank Girozentrale	25,391	26,953
DVB Bank S.E. and Credit Agricole Corporate and Investment Bank	48,828	51,953
Ship Mortgage Notes $670,000	670,000	670,000
Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB	97,615	125,000
HSH Nordbank AG $40,300	—	34,633
BNP Paribas $44,000	40,000	44,000

	1,111,233	1,216,614
Less: Deferred finance costs, net	(16,685)	(20,640)
Add: bond premium	1,390	1,609

Total borrowings	$1,095,938	$1,197,583
Less: current portion, net of deferred finance costs	(55,000)	(62,643)

Total long-term borrowings, net of current portion, bond premium and deferred finance costs	$1,040,938	$1,134,940

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Long-Term Debt Obligations and Credit Arrangements

Ship Mortgage Notes:

8 1/8% First Priority Ship Mortgages: On November 13, 2013, the Company and its wholly owned subsidiary, Navios Acquisition Finance (US) Inc. (“Navios Acquisition Finance” and together with the Company, the “2021 Co-Issuers”) issued $610,000 in first priority ship mortgage notes (the “Existing Notes”) due on November 15, 2021 at a fixed rate of 8.125%.

On March 31, 2014, the Company completed a sale of $60,000 of its first priority ship mortgage notes due in 2021 (the “Additional Notes,” and together with the Existing Notes, the “2021 Notes”). The terms of the Additional Notes are identical to the Existing Notes and were issued at 103.25% plus accrued interest from November 13, 2013. The net cash received amounted to $59,598.

The 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of Navios Acquisition’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

The 2021 Co-Issuers have the option to redeem the 2021 Notes in whole or in part, at any time: (i) before November 15, 2016, at a redemption price equal to 100% of the principal amount, plus a make-whole premium, plus accrued and unpaid interest, if any; and (ii) on or after November 15, 2016, at a fixed price of 106.094% of the principal amount, which price declines ratably until it reaches par in 2019, plus accrued and unpaid interest, if any.

At any time before November 15, 2016, the 2021 Co-Issuers could have redeemed up to 35% of the aggregate principal amount of the 2021 Notes with the net proceeds of an equity offering at 108.125% of the principal amount of the 2021 Notes, plus accrued and unpaid interest, if any, so long as at least 65% of the aggregate principal amount of the Existing Notes remains outstanding after such redemption. No redemption took place.

In addition, upon the occurrence of certain change of control events, the holders of the 2021 Notes will have the right to require the 2021 Co-Issuers to repurchase some or all of the 2021 Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The 2021 Notes contain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of certain preferred stock, the payment of dividends, redemption or repurchase of capital stock or making restricted payments and investments, creation of certain liens, transfer or sale of assets, entering in transactions with affiliates, merging or consolidating or selling all or substantially all of the 2021 Co-Issuers’ properties and assets and creation or designation of restricted subsidiaries. The 2021 Co-Issuers were in compliance with the covenants as of December 31, 2016.

The Existing Notes and the Additional Notes are treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and other offers to purchase and the Additional Notes rank evenly with the Existing Notes. The Additional Notes and the Existing Notes have the same CUSIP number.

Guarantees

The Company’s 2021 Notes are fully and unconditionally guaranteed on a joint and several basis by all of the Company’s subsidiaries with the exception of Navios Acquisition Finance (a co-issuer of the 2021 Notes).

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The Company’s 2021 Notes are unregistered. The guarantees of our subsidiaries that own mortgaged vessels are senior secured guarantees and the guarantees of our subsidiaries that do not own mortgaged vessels are senior unsecured guarantees. All subsidiaries, including Navios Acquisition Finance, are 100% owned. Navios Acquisition does not have any independent assets or operations. Except as provided above, Navios Acquisition does not have any subsidiaries that are not guarantors of the 2021 Notes.

Credit Facilities

Commerzbank AG, Alpha Bank A.E., and Credit Agricole Corporate and Investment Bank: Navios Acquisition assumed a loan agreement dated April 7, 2010, with Commerzbank AG, Alpha Bank A.E. and Credit Agricole Corporate and Investment Bank of up to $150,000 (divided in six equal tranches of $25,000 each) to partially finance the construction of two chemical tankers and four product tankers. Each tranche of the facility is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment of each tranche started six months after the delivery date of the respective vessel which that tranche financed. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. On October 27, 2016, Navios Acquisition reduced the facility by $16,000 through payment of $15,650 in cash being the balloon instalment for one of the six tranches, achieving a nominal benefit amount of $350. As of December 31, 2016, the amount of $94,250 was outstanding. On January 27, 2017, Navios Acquisition repaid $16,000 being the balloon instalment for another of the remaining five tranches.

BNP Paribas S.A. Bank and DVB Bank S.E.: Navios Acquisition assumed a loan agreement dated April 8, 2010, of up to $75,000 (divided in three equal tranches of $25,000 each) to partially finance the purchase price of three product tankers. Each of the tranches is repayable in 12 equal semi-annual installments of $750 each with a final balloon payment of $16,000 to be repaid on the last repayment date. The repayment date of each tranche started six months after the delivery date of the respective vessel which that tranche finances. It bears interest at a rate of LIBOR plus 250 bps. The loan also requires compliance with certain financial covenants. As of December 31, 2016, an amount of $60,750 was outstanding.

DVB Bank S.E. and ABN AMRO Bank N.V.: On May 28, 2010, Navios Acquisition entered into a loan agreement with DVB Bank S.E. and ABN AMRO Bank N.V. of up to $52,000 (divided into two tranches of $26,000 each) to partially finance the acquisition costs of two product tanker vessels. The repayment of each tranche started three months after the delivery date of the respective vessel and bore an interest at a rate of LIBOR plus 275 bps. The loan also required compliance with certain financial covenants. After various amendments, on November 13, 2014, the Company prepaid an amount of $18,379 which was the entire amount outstanding under one of the two tranches using a portion of the proceeds received from Navios Midstream’s IPO. In June 2015, the Company fully prepaid the outstanding balance under this loan facility. The repayment of the loan agreement was accounted for as a debt extinguishment in accordance with ASC470 Debt and the remaining unamortized balance of $91 was written-off from the deferred financing fees.

Eurobank Ergasias S.A.: On October 26, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,200, of which $51,600 has been drawn (divided into two tranches of $26,100 and $25,500, respectively) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $345 and $337, respectively, with a final balloon payment of $15,060 and $14,716, respectively, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. The loan bears interest at a rate of LIBOR plus (i) 250 bps for the period prior to the delivery date in respect of the vessel being financed, and (ii) thereafter 275 bps. The loan also requires compliance with certain financial covenants. The amount of $38,297 was outstanding as of December 31, 2016, under this facility.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Eurobank Ergasias S.A.: On December 6, 2010, Navios Acquisition entered into a loan agreement with Eurobank Ergasias S.A. of up to $52,000 out of which $46,200 has been drawn (divided into two tranches of $23,100 each) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 equal quarterly installments of $306 each with a final balloon payment of $13,308, to be repaid on the last repayment date. The repayment of each tranche started three months after the delivery date of the respective vessel. It bears interest at a rate of LIBOR plus 300 bps. The loan also requires compliance with certain financial covenants. The amount of $36,102 was outstanding as of December 31, 2016, under this facility.

Norddeutsche Landesbank Girozentrale: On December 29, 2011, Navios Acquisition entered into a loan agreement with Norddeutsche Landesbank Girozentrale of up to $28,125 to partially finance the purchase price of one MR2 product tanker vessel. The facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. During the first quarter of 2015, the facility was fully drawn and as of December 31, 2016, an amount of $25,391 was outstanding under this loan agreement.

DVB Bank S.E. and Credit Agricole Corporate and Investment Bank: On December 29, 2011, Navios Acquisition entered into a loan agreement with DVB Bank SE and Credit Agricole Corporate and Investment Bank of up to $56,250 (divided into two tranches of $28,125 each) to partially finance the purchase price of two MR2 product tanker vessels. Each tranche of the facility is repayable in 32 quarterly installments of $391 each with a final balloon payment of $15,625 to be repaid on the last repayment date. The repayment started three months after the delivery of the respective vessel and bears interest at a rate of LIBOR plus: (a) up to but not including the drawdown date of, 175 bps per annum; (b) thereafter until, but not including, the tenth repayment date, 250 bps per annum; and (c) thereafter 300 bps per annum. The loan also requires compliance with certain financial covenants. As of December 31, 2016, an amount of $48,828 was outstanding.

Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB: In November 2015, Navios Acquisition, entered into a term loan facility of up to $125,000 (divided into five tranches) with Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB for the: (i) financing of the purchase price of the Nave Spherical; and (ii) the refinancing of the existing facility with Deutsche Bank AG Filiale Deutschlandgescäft and Skandinaviska Enskilda Banken AB, dated July 18, 2014. The four of the five tranches of the facility are repayable in 20 quarterly installments of between approximately $435 and $1,896, each with a final balloon repayment to be made on the last repayment date. The fifth tranche is repayable in 16 quarterly installments of between approximately $709 and $803, each. The maturity date of the loan is in the fourth quarter of 2020. The credit facility bears interest at LIBOR plus 295 bps per annum.

On January 27, 2016, Navios Acquisition sold the Nave Lucida to an unaffiliated third party for net cash proceeds of $18,449. Navios Acquisition prepaid $12,097 being the respective tranche of the Deutsche Bank AG Filiale Deutschlandgeschäft and Skandinaviska Enskilda Banken AB facility that was drawn to finance the Nave Lucida. Following the prepayment in January 2016, an amount of $214 was written-off from the deferred financing cost. As of December 31, 2016, an amount of $97,615 was outstanding under this facility.

The Navios Holdings Credit Facilities: On November 11, 2014, Navios Acquisition entered into a short term credit facility with Navios Holdings pursuant to which Navios Acquisition may borrow up to $200,000 for general corporate purposes. The loan provided for an arrangement fee of $4,000 and bore a fixed interest of 600 bps. On November 13, 2014, the Company drew an amount of $169,650 from the facility. The facility matured and was fully repaid by December 29, 2014.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

HSH Nordbank AG: On August 20, 2013, Navios Acquisition entered into a loan agreement with HSH Nordbank AG of up to $40,300 (divided in two tranches of $20,150 each), to partially finance the acquisition of two chemical tanker vessels. Each tranche of the facility was repayable in 28 quarterly installments of $315 with a final balloon payment of $11,334 to be paid on the last repayment date. The facility bore interest at a rate of LIBOR plus 320 bps. The loan also required compliance with certain financial covenants.

On October 4, 2016, Navios Acquisition sold the Nave Universe to an unaffiliated third party for net cash proceeds of $35,768. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Universe.

On November 15, 2016, Navios Acquisition sold the Nave Constellation to an unaffiliated third party for net cash proceeds of $35,771. Navios Acquisition prepaid $16,372 being the respective tranche of the HSH Nordbank AG facility that was drawn to finance the acquisition of the Nave Constellation.

Following these prepayments in 2016, an amount of $240 was written-off from the deferred financing cost. As of December 31, 2016, no amount was outstanding.

BNP Paribas S.A. Bank: On December 18, 2015, Navios Acquisition, through certain of its wholly owned subsidiaries, entered into a term loan facility agreement of up to $44,000 with BNP Paribas, as agent and the lenders named therein, for the partial post-delivery financing of a LR1 product tanker and a MR2 product tanker. The facility is repayable in 12 equal consecutive semi-annual installments in the amount of $2,000 in aggregate, with a final balloon payment of $20,000 to be repaid on the last repayment date. The maturity date of the loan is in December 2021. The loan bears interest at LIBOR plus 230 bps per annum. As of December 31, 2016, an amount of $40,000 was outstanding under this facility.

The loan facilities include, among other things, compliance with loan to value ratios and certain financial covenants: (i) minimum liquidity higher of $40,000 or $1,000 per vessel; (ii) net worth ranging from $50,000 to $135,000; and (iii) total liabilities divided by total assets, adjusted for market values to be lower than 75%. It is an event of default under the credit facilities if such covenants are not complied with, including the loan to value ratios for which the Company may provide sufficient additional security to prevent such an event.

As of December 31, 2016, the Company was in compliance with its covenants.

Amounts drawn under the facilities are secured by first preferred mortgages on Navios Acquisition’s vessels and other collateral and are guaranteed by each vessel-owning subsidiary. The credit facilities contain a number of restrictive covenants that prohibit or limit Navios Acquisition from, among other things: incurring or guaranteeing indebtedness; entering into affiliate transactions; changing the flag, class, management or ownership of Navios Acquisition’s vessels; changing the commercial and technical management of Navios Acquisition’s vessels; selling Navios Acquisition’s vessels; and subordinating the obligations under each credit facility to any general and administrative costs relating to the vessels, including the fixed daily fee payable under the management agreement. The credit facilities also require Navios Acquisition to comply with the ISM Code and ISPS Code and to maintain valid safety management certificates and documents of compliance at all times.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

The maturity table below reflects the principal payments of all notes and credit facilities outstanding as of December 31, 2016 for the next five years and thereafter and is based on the repayment schedule of the respective loan facilities (as described above) and the outstanding amount due under the 2021 Notes.

December 31, 2016
Long-Term Debt Obligations:
Year
December 31, 2017	$56,402
December 31, 2018	68,194
December 31, 2019	126,004
December 31, 2020	111,164
December 31, 2021	698,688
December 31, 2022 and thereafter	50,781

Total	$1,111,233

NOTE 13: FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Restricted Cash: The carrying amounts reported in the consolidated balance sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

Due from related parties, short-term: The carrying amount of due from related parties, short-term reported in the balance sheet approximates its fair value due to the short-term nature of these receivables.

Due from related parties, long-term: The carrying amount of due from related parties, long-term reported in the balance sheet approximates its fair value.

Other long-term debt, net of deferred finance cost: As a result of the adoption of ASU 2015-03, the book value has been adjusted to reflect the net presentation of deferred financing costs. The outstanding balance of the floating rate loans continues to approximate its fair value, excluding the effect of any deferred finance cost.

Ship Mortgage Notes and premiums: The fair value of the 2021 Notes, which has a fixed rate, was determined based on quoted market prices, as indicated in the table below.

	December 31, 2016		December 31, 2015
	Book Value	Fair Value	Book Value	Fair Value
Cash and cash equivalents	$49,292	$49,292	$54,805	$54,805
Restricted cash	$7,366	$7,366	$6,840	$6,840
Ship mortgage notes and premium	$659,684	$571,597	$658,048	$589,185
Other long-term debt, net of deferred finance cost	$436,254	$441,233	$539,535	$546,614
Due from related parties, long-term	$80,068	$80,646	$16,474	$16,474
Due from related parties, short-term	$25,047	$25,047	$17,837	$17,837

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Fair Value Measurements

The estimated fair value of our financial instruments that are not measured at fair value on a recurring basis, categorized based upon the fair value hierarchy, is as follows:

Level I: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets that we have the ability to access. Valuation of these items does not entail a significant amount of judgment.

Level II: Inputs other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III: Inputs that are unobservable. The Company did not use any Level III inputs as of December 31, 2016.

	Fair Value Measurements at December 31, 2016 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$49,292	$49,292	$—	$—
Restricted cash	$7,366	$7,366	$—	$—
Ship mortgage notes and premium	$571,597	$571,597	$—	$—
Other long-term debt(1)	$441,233	$—	$441,233	$—
Due from related parties, long-term(2)	$80,646	$—	$80,646	$—

	Fair Value Measurements at December 31, 2015 Using
	Total	Level I	Level II	Level III
Cash and cash equivalents	$54,805	$54,805	$—	$—
Restricted cash	$6,840	$6,840	$—	$—
Ship mortgage notes and premium	$589,185	$589,185	$—	$—
Other long-term debt(1)	$546,614	$—	$546,614	$—
Due from related parties, long-term(2)	$16,474	$—	$16,474	$—

(1)	The fair value of the Company’s other long-term debt is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the Company’s creditworthiness.
(2)	The fair value of the Company’s long term amounts due from related parties is estimated based on currently available debt with similar contract terms, interest rate and remaining maturities as well as taking into account the counterparty’s creditworthiness.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

NOTE 14: LEASES

Chartered-out:

The future minimum contractual lease income (charter-out rates is presented net of commissions) is as follows:

Amount
2017	$136,405
2018	19,546
2019	6,218
2020	—
2021	—
Thereafter	—
Total minimum lease revenue, net of commissions	$162,169

Revenues from time charters are not generally received when a vessel is off-hire, including time required for scheduled maintenance of the vessel.

NOTE 15: TRANSACTIONS WITH RELATED PARTIES

The Navios Holdings Credit Facilities: On September 19, 2016, Navios Acquisition entered into a $70,000 secured loan facility with Navios Holdings. The loan facility is secured by all of Navios Holdings’ interest in Navios Acquisition and 78.5% of Navios Holdings’ interest in Navios South American Logistics Inc. “Navios Logistics”, representing a majority of the shares outstanding of Navios Logistics. The secured loan facility provided for an arrangement fee of $700, is available for up to five drawings and has a fixed interest rate of 8.75% with a maturity date of November 15, 2018. As of December 31, 2016, the outstanding receivable balance of $50,661, included in the consolidated balance sheets under “Due from related parties, long-term”, consisted of the drawdown of $50,000 on September 20, 2016 net of the arrangement fee, upon deduction of the applicable expenses for the origination of the loan facility and the accrued interest of $1,240. The arrangement fee is deferred and amortized using the effective interest rate method.

In March 2016, Navios Acquisition entered into the $50,000 Revolver with Navios Holdings, which was available for multiple drawings up to a limit of $50,000. The Revolver had a margin of LIBOR plus 300bps and a maturity until December 2018. On April 14, 2016, Navios Acquisition and Navios Holdings announced that the Revolver was terminated. No borrowings had been made under the Revolver. Please refer to “Legal Proceedings” in Note 16.

On November 11, 2014, Navios Acquisition entered into a short term credit facility with Navios Holdings pursuant to which Navios Acquisition may borrow up to $200,000 for general corporate purposes. The loan provided for an arrangement fee of $4,000 and bore a fixed interest of 600 bps. On November 13, 2014, the Company drew an amount of $169,650 from the facility. The facility matured and was fully repaid by December 29, 2014.

In 2010, Navios Acquisition entered into a $40,000 credit facility with Navios Holdings, which matured in December 2015. The facility was available for multiple drawings up to a limit of $40,000 and had a margin of LIBOR plus 300 basis points. As of its maturity date, December 31, 2015, all amounts drawn had been fully repaid.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Management fees: Pursuant to the Management Agreement dated May 28, 2010 and as amended in May 2012 and May 2014, the Manager provided commercial and technical management services to Navios Acquisition’s vessels for a fixed daily fee of: (a) $6.0 per MR2 product tanker and chemical tanker vessel; (b) $7.0 per LR1 product tanker vessel; and (c) $9.5 per VLCC, through May 2016.

Pursuant to an amendment to the Management Agreement dated as of May 19, 2016, Navios Acquisition fixed the fees for commercial and technical ship management services of its fleet for two additional years from May 29, 2016, through May 2018, at a daily fee of: (a) $6.35 per MR2 product tanker and chemical tanker vessel; (b) $7.15 per LR1 product tanker vessel; and (c) $9.5 per VLCC.

Dry docking expenses are reimbursed by Navios Acquisition at cost.

Total management fees for each of the years ended December 31, 2016, 2015 and 2014 amounted to $97,866, $95,336 and $95,827, respectively.

Included in direct vessel expenses is an amount of $730 for the year ended December 31, 2016, that was incurred for specialized work performed in connection with certain vessels of our fleet.

General and administrative expenses: On May 28, 2010, Navios Acquisition entered into an Administrative Services Agreement with Navios Holdings, pursuant to which Navios Holdings provides certain administrative management services to Navios Acquisition which include: bookkeeping, audit and accounting services, legal and insurance services, administrative and clerical services, banking and financial services, advisory services, client and investor relations and other services. Navios Holdings is reimbursed for reasonable costs and expenses incurred in connection with the provision of these services. In May 2014, Navios Acquisition extended the duration of its existing Administrative Services Agreement with Navios Holdings, until May 2020.

For each of the years ended December 31, 2016, 2015 and 2014 the expense arising from administrative services rendered by Navios Holdings amounted to $9,427, $7,608 and $7,314, respectively.

Balance due from related parties (excluding Navios Europe I, Navios Europe II and Navios Holdings Credit Facility): Balance due from related parties as of December 31, 2016 and December 31, 2015 was $25,760 and $15,520, respectively, and included the short-term and long-term amounts due from Navios Holdings and Navios Midstream. The balances mainly consisted of administrative expenses and special survey and dry docking expenses for certain vessels of our fleet, as well as management fees, in accordance with the Management Agreement.

Omnibus Agreements

Acquisition Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Acquisition Omnibus Agreement”) with Navios Holdings and Navios Partners in connection with the closing of Navios Acquisition’s initial vessel acquisition, pursuant to which, among other things, Navios Holdings and Navios Partners agreed not to acquire, charter-in or own liquid shipment vessels, except for container vessels and vessels that are primarily employed in operations in South America without the consent of an independent committee of Navios Acquisition. In addition, Navios Acquisition, under the Acquisition Omnibus Agreement, agreed to cause its subsidiaries not to acquire, own, operate or charter-in drybulk carriers under specific exceptions. Under the Acquisition Omnibus Agreement, Navios Acquisition and its subsidiaries grant to Navios Holdings and Navios Partners a right of first offer on any proposed sale, transfer or other disposition of any of its drybulk carriers and related charters owned or acquired by Navios Acquisition. Likewise, Navios Holdings and

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Navios Partners agreed to grant a similar right of first offer to Navios Acquisition for any liquid shipment vessels they might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the existing terms of any charter or other agreement with a counterparty; or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third party.

Midstream Omnibus Agreement: Navios Acquisition entered into an omnibus agreement (the “Midstream Omnibus Agreement”), with Navios Midstream, Navios Holdings and Navios Partners in connection with the Navios Midstream IPO, pursuant to which Navios Acquisition, Navios Midstream, Navios Holdings, Navios Partners and their controlled affiliates generally have agreed not to acquire or own any VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under time charters of five or more years without the consent of the Navios Midstream General Partner. The Midstream Omnibus Agreement contains significant exceptions that will allow Navios Acquisition, Navios Holdings, Navios Partners or any of their controlled affiliates to compete with Navios Midstream under specified circumstances.

Under the Midstream Omnibus Agreement, Navios Midstream and its subsidiaries will grant to Navios Acquisition a right of first offer on any proposed sale, transfer or other disposition of any of its VLCCs or any crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers and related charters owned or acquired by Navios Midstream. Likewise, Navios Acquisition will agree (and will cause its subsidiaries to agree) to grant a similar right of first offer to Navios Midstream for any of the VLCCs, crude oil tankers, refined petroleum product tankers, LPG tankers or chemical tankers under charter for five or more years it might own. These rights of first offer will not apply to a: (a) sale, transfer or other disposition of vessels between any affiliated subsidiaries, or pursuant to the terms of any charter or other agreement with a charter party, or (b) merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Backstop Agreement: On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates.

Navios Midstream General Partner Option Agreement with Navios Holdings: Navios Acquisition entered into an option agreement, dated November 18, 2014, with Navios Holdings under which Navios Acquisition grants Navios Holdings the option to acquire any or all of the outstanding membership interests in Navios Midstream General Partner and all of the incentive distribution rights in Navios Midstream representing the right to receive an increasing percentage of the quarterly distributions when certain conditions are met. The option shall expire on November 18, 2024. Any such exercise shall relate to not less than twenty-five percent of the option interest and the purchase price for the acquisition of all or part of the option interest shall be an amount equal to its fair market value.

Option Vessels: In connection with the IPO of Navios Midstream, Navios Acquisition granted options to Navios Midstream, exercisable until November 18, 2016, to purchase seven VLCCs (two of which, the Nave Celeste and the C. Dream were sold to Navios Midstream in June 2015 pursuant to such option) from Navios Acquisition at fair market value. On October 25, 2016, Navios Acquisition extended the option periods on three of the five remaining VLCCs, the Nave Buena Suerte, the Nave Neutrino and the Nave Electron, for an additional two-year period expiring on November 18, 2018. The purchase options pursuant to the extended period do not include any backstop commitments from Navios Acquisition.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Sale of C. Dream and Nave Celeste: On June 18, 2015, Navios Acquisition sold the vessel-owning subsidiaries of the C. Dream and the Nave Celeste to Navios Midstream for a sale price of $100,000 in total. Out of the $100,000 purchase price, $73,000 was paid in cash and the remaining amount was paid through the issuance of 1,592,920 subordinated Series A Units of Navios Midstream. In conjunction with the transaction, Navios Midstream also issued 32,509 general partner units to the General Partner, in order for the General Partner to maintain its 2.0% general partnership interest, for $551.

The Company recognized its incremental investment in Navios Midstream, which amounted to $27,665 under “Investment in affiliates”. The investment was recognized at fair value at $17.02 per unit. The incremental investment included the Company’s share of the basis difference between the fair value and the underlying book value of Navios Midstream’s assets at the transaction date, which amounted to $2,554. Of this difference an amount of $(72) was allocated to the intangibles assets and $2,626 was allocated to the tangible assets. This difference is amortized through “Equity in net earnings of affiliated companies” over the remaining life of Navios Midstream’s tangible and intangible assets.

The transaction resulted in a gain on sale of $14,742, of which $5,771 was recognized at the time of sale in the statements of income under “Gain on sale of vessels” and the remaining $8,971 representing profit of Navios Acquisition’s 60.9% interest in Navios Midstream has been deferred under “Deferred gain on sale of assets” and is being amortized over the vessels’ remaining useful life or until the vessels are sold. Subsequently, the deferred gain is amortized to income over the remaining useful life of the vessel. The recognition of the deferred gain is accelerated in the event that (i) the vessel is subsequently sold or otherwise disposed of by Navios Midstream or (ii) the Company’s ownership interest in Navios Midstream is reduced.

In connection with the public offerings of common units by Navios Midstream, a pro rata portion of the deferred gain is released to income upon dilution of the Company’s ownership interest in Navios Midstream. As of December 31, 2016 and 2015, the unamortized deferred gain for all vessels and rights sold totaled $8,823 and $8,982, respectively, of which an amount of $994 and $0, respectively, was included in “Deferred revenue”. For the years ended December 31, 2016 and 2015, Navios Acquisition recognized $159 and $11 of the deferred gain, respectively, in “Equity in net earnings of affiliated companies”.

Participation in offerings of affiliates: On July 29, 2016, Navios Midstream launched a continuous public offering of its common units for an aggregate offering of up to $25,000. (Refer also to Note 8 “Investment in affiliates”.)

On September 30, 2016 and December 30, 2016, Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 5,655 and 1,143 general partnership interests, respectively, for an aggregate consideration of $75 and $14, respectively, in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous public offering.

The Company determined, under the equity method, that the issuance of common units of Navios Midstream qualified as a sale of shares by the investee. As a result, a net loss of $246 was recognized in “Equity in net earnings of affiliated companies” for the year ended December 31, 2016.

Balance due from Navios Europe I: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe I revolving loans up to $24,100 to fund working capital requirements (collectively, the “Navios Revolving Loans I”). See Note 8 for the Investment in Navios Europe I.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Balance due from Navios Europe I as of December 31, 2016 amounted to $12,301 (December 31, 2015: $10,266) which included the Navios Revolving Loans I of $7,125 (December 31, 2015: $7,125), the non-current amount of $2,231 (December 31, 2015: $1,398) related to the accrued interest income earned under the Navios Term Loans I under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans I of $2,945 (December 31, 2015: $1,743) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans I and the Navios Term Loans I earn interest and an annual preferred return, respectively, at 12.7% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2016, the amount undrawn under the Navios Revolving Loans I was $9,100, of which Navios Acquisition was committed to fund $4,323.

Balance due from Navios Europe II: Navios Holdings, Navios Acquisition and Navios Partners have made available to Navios Europe II revolving loans up to $43,500 to fund working capital requirements (collectively, the “Navios Revolving Loans II”). In March 2017 the availability under the Navios Revolving Loans II was increased by $14,000. See Note 8 for the Investment in Navios Europe II.

Balance due from Navios Europe II as of December 31, 2016 amounted to $16,393 (December 31, 2015: $8,525) which included the Navios Revolving Loans II of $11,602 (December 31, 2015: $7,327), the non-current amount of $2,050 (December 31, 2015: $625) related to the accrued interest income earned under the Navios Term Loans II under the caption “Due from related parties, long-term” and the accrued interest income earned under the Navios Revolving Loans II of $2,741 (December 31, 2015: $573) under the caption “Due from related parties, short-term.”

The Navios Revolving Loans II and the Navios Term Loans II earn interest and an annual preferred return, respectively, at 18% per annum, on a quarterly compounding basis and are repaid from free cash flow (as defined in the loan agreement) to the fullest extent possible at the end of each quarter. There are no covenant requirements or stated maturity dates. As of December 31, 2016, the amount undrawn under the Navios Revolving Loans II was $19,075, of which Navios Acquisition was committed to fund $9,061.

NOTE 16: COMMITMENTS AND CONTINGENCIES

On November 18, 2014, Navios Acquisition entered into backstop agreements with Navios Midstream. In accordance with the terms of the backstop agreements, Navios Acquisition has provided backstop commitments for a two-year period as of the redelivery of each of the Nave Celeste, the Shinyo Ocean and the Shinyo Kannika from their original charters, at a net rate of $35, $38.4 and $38, respectively. Navios Midstream has currently entered into new charter contracts for the above vessels with third parties upon their redelivery in first quarter of 2017. Those contracts provide for index linked charter rates or pool earnings as the case may be. Backstop commitments will be triggered if the actual rates achieved are below the backstop rates.

The Company is involved in various disputes and arbitration proceedings arising in the ordinary course of business. Provisions have been recognized in the financial statements for all such proceedings where the Company believes that a liability may be probable, and for which the amounts are reasonably estimable, based upon facts known at the date of the financial statements were prepared. In the opinion of the management, the ultimate disposition of these matters individually and in aggregate will not materially affect the Company’s financial position, results of operations or liquidity.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Legal Proceedings

On April 1, 2016, Navios Holdings was named as a defendant in a putative shareholder derivative lawsuit brought by two alleged shareholders of Navios Acquisition purportedly on behalf of nominal defendant, Navios Acquisition, in the United States District Court for the Southern District of New York, captioned Metropolitan Capital Advisors International Ltd., et al. v. Navios Maritime Holdings, Inc. et al., No. 1:16-cv-02437. The lawsuit challenged the March 9, 2016 loan agreement between Navios Holdings and Navios Acquisition pursuant to which Navios Acquisition agreed to provide a $50,000 credit facility (the “Revolver”) to Navios Holdings.

On April 14, 2016, Navios Holdings and Navios Acquisition announced that the Revolver had been cancelled, and that no borrowings had been made under the Revolver. In June 2016, the parties reached an agreement resolving the plaintiffs’ application for attorneys’ fees and expenses which was approved by an order of the Court. The litigation was dismissed upon notice of the order being provided to Navios Acquisition’s shareholders via the inclusion of the order as an attachment to a Navios Acquisition Form 6-K and the payment of $775 by Navios Acquisition in satisfaction of the plaintiffs’ request for attorneys’ fees and expenses. A copy of the order was provided as an exhibit to Navios Acquisition’s Form 6-K filed with the Securities and Exchange Commission on June 9, 2016.

NOTE 17: PREFERRED AND COMMON STOCK

Preferred Stock

On March 30, 2011, pursuant to an Exchange Agreement Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting Series C Convertible Preferred Stock of Navios Acquisition. Each holder of shares of Series C Convertible Preferred Stock shall be entitled at their option at any time, after March 31, 2013 to convert all or any of the outstanding shares of Series C Convertible Preferred Stock into a number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Series C Convertible Preferred Stock to be converted by 7,676, subject to certain limitations. Upon the declaration of a common stock dividend, the holders of the Series C Convertible Preferred Stock are entitled to receive dividends on the Series C Convertible Preferred Stock in an amount equal to the amount that would have been received in the number of shares of Common Stock into which the Shares of Series C Convertible Preferred Stock held by each holder thereof could be converted. For the purpose of calculating earnings / (loss) per share this preferred stock is treated as in-substance common stock and is allocated income / (losses) and considered in the diluted calculation.

On September 17, 2010, Navios Acquisition issued 3,000 shares of the Company’s authorized Series A Convertible Preferred Stock to an independent third party as a consideration for certain consulting and advisory fees related to the VLCC acquisition. The preferred stock has no voting rights, is only convertible into shares of common stock and does not participate in dividends until such time as the shares are converted into common stock. The Series A shares of preferred stock were fully converted to common stock that was issued on March 11, 2016.

On October 29, 2010, Navios Acquisition issued 540 shares of the Company’s authorized Series B Convertible Preferred Stock to the seller of the two LR1 product tankers. The preferred stock contains a 2% per annum dividend payable quarterly starting on January 1, 2011 and upon declaration by the Company’s Board commences payment on March 31, 2011. The Series B Convertible Preferred Stock, plus any accrued but unpaid dividends, will mandatorily convert into shares of common stock as follows: 30% of the outstanding amount will convert on June 30, 2015 and the remaining outstanding amounts will convert on June 30, 2020 at a price per share of common stock not less than $25.00. The holder of the preferred stock shall have the right to convert the

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

shares of preferred stock into common stock prior to the scheduled maturity dates at a price of $35.00 per share of common stock. The preferred stock does not have any voting rights.

On June 30, 2015, 162 shares of Series B Convertible Preferred Stock (being 30% of the 540 shares originally issued), with nominal value of $10 per share, were mandatorily converted into 64,800 shares of common stock at a conversion ratio of 1:25.

On October 27, 2015, the remaining 378 shares of Series B Convertible Preferred Stock (being 70% of the 540 shares originally issued), with nominal value of $10 per share, were converted into 108,000 shares of common stock at a conversion ratio of 1:35.

On March 11, 2016, 1,200,000 shares of common stock were issued as a result of the conversion of 3,000 shares of Series A Convertible Preferred Stock.

The Company was authorized to issue up to 10,000,000 shares of $0.0001 par value preferred stock in total with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

As of December 31, 2016, the Company’s issued and outstanding preferred stock consisted of the 1,000 Series C Convertible Preferred Stock. As of December 31, 2015, the Company’s issued and outstanding preferred stock consisted of the 1,000 Series C Convertible Preferred Stock and the 3,000 Series A Convertible Preferred Stock.

Series D Convertible Preferred Stock

On each of August 31, 2012, October 31, 2012, February 13, 2013 and April 24, 2013, Navios Acquisition issued 300 shares of its authorized Series D Convertible Preferred Stock (nominal and fair value $3,000) to a shipyard, in partial settlement of the purchase price of each of the newbuilding LR1 product tankers, Nave Cassiopeia, Nave Cetus, Nave Atropos and Nave Rigel. The preferred stock includes a 6% per annum dividend payable quarterly, starting one year after delivery of each vessel. The Series D Convertible Preferred Stock mandatorily converted into shares of common stock 30 months after issuance at a price per share of common stock equal to $10.00. The holder of the preferred stock shall have the right to convert such shares of preferred stock into common stock prior to the scheduled maturity dates at a price of $7.00 per share of common stock. The Series D Convertible Preferred Stock does not have any voting rights. Navios Acquisition is obligated to redeem the Series D Convertible Preferred Stock (or converted common shares) at their nominal value of $10.00 at the holder’s option. Beginning 18 months and no later than 60 months after the issuance of the preferred stock, the holder can exercise the option to request the redemption of up to 250 shares of preferred stock (or such number that has been converted to common shares) on a quarterly basis.

The fair value was determined using a combination of the Black-Scholes model and discounted projected cash flows for the conversion option and put, respectively. The model used takes into account the credit spread of Navios Acquisition, the volatility of its stock, as well as the price of its stock at the issuance date. The convertible preferred stock is classified as temporary equity (i.e., apart from permanent equity) as a result of the redemption feature upon exercise of the put option granted to the holder of the preferred stock.

In January 2015, Navios Acquisition redeemed, through the holder’s put option, 250 shares of the Series D Convertible Preferred Stock and paid $2,500 to the holder upon redemption.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In March 2015, 200 shares of Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of common stock. In conjunction with the conversion, the 200,000 shares of common stock have been reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months after the conversion date.

In April 2015, Navios Acquisition redeemed, through the holder’s put option, 75 shares of the Series D Convertible Preferred Stock and paid $750 to the holder upon redemption.

In April 2015, 200 shares of Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of common stock. In conjunction with the conversion, the 200,000 shares of common stock have been reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months.

In July 2015, Navios Acquisition redeemed, through the holder’s put option 50 shares of its Series D Convertible Preferred Stock and paid $500 to the holder upon redemption.

In August 2015, 200 shares of Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of common stock. In conjunction with the conversion, the 200,000 shares of common stock have been reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months after the conversion date.

In October 2015, Navios Acquisition redeemed, through the holder’s put option 25 shares of its Series D Convertible Preferred Stock and paid $250 to the holder upon redemption.

In October 2015, 200 shares of Series D Convertible Preferred Stock were converted into 200,000 shares of common stock. In conjunction with the conversion, the 200,000 shares of common stock have been reclassified to puttable common stock within temporary equity, as a result of an embedded put option of the holder for up to 30 months after the conversion date.

As of each of December 31, 2016 and December 31, 2015, no shares of Series D Convertible Preferred Stock were outstanding:

	Series D Preferred Stock
	Number of preferred shares	Amount
Balance at December 31, 2014	1,200	$12,000
Conversion of 800 shares of the Series D Preferred Stock into 800,000 shares of puttable common stock	(800)	(8,000)
Redemption of Series D Preferred Stock	(400)	(4,000)

Balance at December 31, 2015	—	$—

Balance at December 31, 2016	—	$—

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

As of December 31, 2016 and December 31, 2015, the following shares of puttable common stock were outstanding:

	Puttable Common Stock
	Number of common shares	Amount
Balance at December 31, 2014	—	$—
Conversion of 800 shares of the Series D Preferred Stock into 800,000 shares of puttable common stock	800,000	8,000
Redemption of puttable common stock	(150,000)	(1,500)

Balance at December 31, 2015	650,000	$6,500
Redemption of 400,000 shares of the puttable common stock	(400,000)	(4,000)

Balance at December 31, 2016	250,000	$2,500

Common Stock and puttable common stock

Pursuant to an Exchange Agreement entered into on March 30, 2011, Navios Holdings exchanged 7,676,000 shares of Navios Acquisition’s common stock it held for 1,000 non-voting shares of Series C Convertible Preferred Stock of Navios Acquisition.

On February 20, 2014, Navios Acquisition completed the public offering of 14,950,000 shares of its common stock at $3.85 per share, raising gross proceeds of $57,556. These figures include 1,950,000 shares sold pursuant to the underwriters’ option, which was exercised in full. Total net proceeds of the above transactions, net of agents’ costs of $3,022 and offering costs of $247, amounted to $54,289.

On March 2, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock and on April 24, 2015, 25,000 shares of such puttable common stock were redeemed for $250.

On April 30, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

On June 30, 2015, 162 shares of Series B Convertible Preferred Stock were converted into 64,800 shares of common stock.

On July 15, 2015, Navios Acquisition redeemed, through the holder’s put option, 50,000 shares of the puttable common stock and paid $500 to the holder upon redemption.

On August 13, 2015, 200 shares of the Series D Convertible Preferred Stock were mandatorily converted into 200,000 shares of puttable common stock.

On October 2, 2015, Navios Acquisition redeemed, through the holder’s put option, 75,000 shares of the puttable common stock and paid $750 to the holder upon redemption.

On October 26, 2015, 200 shares of the Series D Convertible Preferred Stock were converted into 200,000 shares of puttable common stock.

On October 27, 2015, 378 shares of Series B Convertible Preferred Stock were mandatorily converted into 108,000 shares of common stock.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Under the share repurchase program, for up to $50,000, approved and authorized by the Board of Directors, Navios Acquisition has repurchased 2,704,752 shares for a total cost of approximately $9,904, as of December 31, 2015. The share repurchase program expired in December 2016.

On January 6, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On March 11, 2016, 1,200,000 shares of common stock were issued as a result of the conversion of 3,000 shares of Series A Convertible Preferred Stock.

On April 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On July 1, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On October 3, 2016, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

As of December 31, 2016, the Company was authorized to issue 250,000,000 shares of $0.0001 par value common stock of which 150,582,990 were issued and outstanding.

Stock based compensation

In October 2013, Navios Acquisition authorized and issued to its directors in the aggregate of 2,100,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock having an exercise price of $3.91 per share and an expiration term of 10 years. These awards of restricted common stock and stock options are based on service conditions only and vest ratably over a period of three years (33.33% each year). The holders of restricted stock are entitled to dividends paid on the same schedule as paid to the common stockholders of the company. The fair value of restricted stock was determined by reference to the quoted stock price on the date of grant of $3.99 per share (or total fair value of $8,379).

The fair value of stock option grants was determined with reference to the option pricing model, and principally adjusted Black-Scholes models, using historical volatility, historical dividend yield, zero forfeiture rate, risk free rate equal to 10-year U.S. treasury bond and the simplified method for determining the expected option term since the Company did not have sufficient historical exercise data upon which to have a reasonable basis to estimate the expected option term. The fair value of stock options was calculated at $0.79 per option (or $1,188). Compensation expense is recognized based on a graded expense model over the vesting period of three years from the date of the grant.

The effect of compensation expense arising from the stock based arrangements described above amounted to $864, $2,362 and $5,254 for the years ended December 31, 2016, 2015 and 2014, respectively, and was reflected in general and administrative expenses on the statements of income. The recognized compensation expense for the year was presented as an adjustment to reconcile net income to net cash provided by operating activities on the statements of cash flows.

There were no restricted stock or stock options exercised, forfeited or expired during the year ended December 31, 2016.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

On October 24, 2016, 2015 and 2014, 700,005, 700,001 and 699,994 shares of restricted stock, respectively, were vested. Accordingly, there are no restricted shares outstanding and non-vested shares as of December 31, 2016 (outstanding and non-vested restricted shares as of December 31, 2015 amounted to 700,005).

On each of October 24, 2016, 2015 and 2014, 500,000 stock options were vested. Accordingly, there were no stock options outstanding and non-vested as of December 31, 2016 (outstanding and non-vested stock options as of December 31, 2015 amounted to 500,000).

The weighted average contractual life of stock options outstanding as of December 31, 2016 was 6.8 years.

NOTE 18: SEGMENT INFORMATION

Navios Acquisition reports financial information and evaluates its operations by charter revenues. Navios Acquisition does not use discrete financial information to evaluate operating results for each type of charter. As a result, management reviews operating results solely by revenue per day and operating results of the fleet and thus Navios Acquisition has determined that it operates under one reportable segment.

The following table sets out operating revenue by geographic region for Navios Acquisition’s reportable segment. Revenue is allocated on the basis of the geographic region in which the customer is located. Tanker vessels operate worldwide. Revenues from specific geographic regions which contribute over 10% of total revenue are disclosed separately.

Revenue by Geographic Region

Vessels operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries.

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Asia	$179,256	$208,690	$167,670
Europe	40,237	40,147	40,875
United States	70,752	64,559	56,332

Total Revenue	$290,245	$313,396	$264,877

NOTE 19: EARNINGS PER COMMON SHARE

Earnings per share is calculated by dividing net income attributable to common stockholders by the weighted average number of shares of common stock of Navios Acquisition outstanding during the period.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

Net income for the years ended December 31, 2016, 2015 and 2014 was adjusted for the purposes of earnings per share calculation, for the dividends on Series B Preferred Shares, Series D preferred shares, restricted shares and for the undistributed (income) that is attributable to Series C preferred stock.

	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Numerator:
Net income	$62,878	$89,737	$13,047
Less:
Dividend declared on preferred shares Series B	—	(78)	(108)
Dividend declared on preferred shares Series D	—	(281)	(642)
Dividend declared on restricted shares	(105)	(245)	(385)
Undistributed (income) attributable to Series C participating preferred shares	(3,058)	(4,337)	(541)
Net income attributable to common stockholders, basic	$59,715	$84,796	$11,371
Plus:
Dividend declared on preferred shares Series B	—	78	—
Dividend declared on preferred shares Series D	—	281	—
Dividend declared on restricted shares	105	245	—
Undistributed income attributable to Series C participating preferred shares	—	—	541
Net income attributable to common stockholders, diluted	59,820	85,400	11,912
Denominator:
Denominator for basic net income per share — weighted average shares	149,932,713	150,025,086	147,606,448
Series A preferred stock	232,787	1,200,000	1,200,000
Series B preferred stock	—	156,893	—
Series C preferred stock	—	—	7,676,000
Series D preferred stock	—	647,758	—
Restricted shares	570,656	1,270,658	—
Denominator for diluted net income per share — adjusted weighted average shares	150,736,156	153,300,395	156,482,448
Basic net earnings per share	$0.40	$0.57	$0.08
Diluted net earnings per share	$0.40	$0.56	$0.08

Potential common shares of 9,176,000 for the year ended December 31, 2016 (which includes Series C Preferred Stock and stock options) and December 31, 2015 (which includes Series C Preferred Stock and stock options), and 4,830,286 for the year ended December 31, 2014 (which includes Series B and Series D Preferred Stock, restricted stock and stock options) have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) and are therefore excluded from the calculation of diluted earnings per share.

NOTE 20: INCOME TAXES

Marshall Islands, Cayman Islands, British Virgin Islands, and Hong Kong, do not impose a tax on international shipping income. Under the laws of these countries, the countries of incorporation of the Company and its subsidiaries and /or vessels’ registration, the companies are subject to registration and tonnage taxes which have been included in the daily management fee.

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

In accordance with the currently applicable Greek law, foreign flagged vessels that are managed by Greek or foreign ship management companies having established an office in Greece are subject to duties towards the Greek state which are calculated on the basis of the relevant vessels’ tonnage. The payment of said duties exhausts the tax liability of the foreign ship owning company and the relevant manager against any tax, duty, charge or contribution payable on income from the exploitation of the foreign flagged vessel. In case that tonnage tax and/or similar taxes/duties are paid to the vessel’s flag state, these are deducted from the amount of the duty to be paid in Greece. The amount included in Navios Acquisition’s statements of income for each of the years ended December 31, 2016 and 2015, related to the Greek Tonnage tax was $612 and $551, respectively.

Pursuant to Section 883 of the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operation of ships is generally exempt from U.S. income tax if the company operating the ships meets certain incorporation and ownership requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country, which grants an equivalent exemption from income taxes to U.S. corporations. All the Navios Acquisition’s ship-operating subsidiaries satisfy these initial criteria. In addition, these companies must meet an ownership test. Subject to proposed regulations becoming finalized in their current form, the management of Navios Acquisition believes by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like Navios Acquisition, the second criterion can also be satisfied based on the trading volume and ownership of the Company’s shares, but no assurance can be given that this will remain so in the future.

NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, the FASB issued Accounting Standard Update (“ASU”) 2017-01, “Business Combinations” to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for public entities with reporting periods beginning after December 15, 2017, including interim periods within those years. The amendments of this ASU should be applied prospectively on or after the effective date. Early adoption is permitted, including adoption in an interim period (i) for transactions for which the acquisition date occurs before the issuance date or effective date of the ASU, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (ii) for transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-03 “Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323).” The ASU amends the Codification for SEC staff announcements made at recent Emerging Issues Task Force (EITF) meetings. The SEC guidance that specifically relates to our Consolidated Financial Statements was from the September 2016 meeting, where the SEC staff expressed their expectations about the extent of disclosures registrants should make about the effects of the new FASB guidance as well as any amendments issued prior to adoption, on revenue (ASU 2014-09), leases (ASU 2016-02) and credit losses on financial instruments (ASU 2016-13) in accordance with SAB Topic 11.M. Registrants are required to disclose the effect that recently issued accounting standards will have on their

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

financial statements when adopted in a future period. In cases where a registrant cannot reasonably estimate the impact of the adoption, then additional qualitative disclosures should be considered. The ASU incorporates these SEC staff views into ASC 250 and adds references to that guidance in the transition paragraphs of each of the three new standards. The adoption of this new accounting guidance did not have a material effect on the Company’s Consolidated Financial Statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. This Update addresses the classification and presentation of changes in restricted cash on the statement of cash flows under Topic 230, Statement of Cash Flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments”. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for all entities. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation—Stock Compensation (Topic 718)”. ASU 2016-09 simplifies several aspects of accounting for stock based compensation including the tax consequences, classification of awards as equity or liabilities, forfeitures and classification on the statement of cash flows. The ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early application is permitted. The adoption of this new accounting guidance did not have a material effect on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. ASU 2016-02 will apply to both types of leases — capital (or finance) leases and operating leases. According to the new Accounting Standard, lessees will be required to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

In January 2016, FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in this ASU require an entity (i) to measure equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) at fair value with changes in fair value recognized in net income; (ii) to perform a qualitative assessment to identify impairment in equity investments without readily determinable fair values; (iii) to present separately in other comprehensive income the fair value of a liability resulting from a change in the instrument-specific credit risk; and (iv) to present separately financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet. The amendments also eliminate the requirement, for public business entities, to disclose the methods and significant assumptions used to estimate the fair value of financial instruments measured at amortized cost on the balance sheet and clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, ASU 2016-01 is effective for fiscal years

NAVIOS MARITIME ACQUISITION CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars except share and per share data)

beginning after December 15, 2017, including interim periods within those fiscal years. The adoption of this new standard is not expected to have a material impact on the Company’s results of operations, financial position or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”. This standard requires management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. Before this new standard, no accounting guidance existed for management on when and how to assess or disclose going concern uncertainties. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The adoption of the new standard had no impact on the Company’s results of operations, financial position or cash flows.

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” clarifying the method used to determine the timing and requirements for revenue recognition on the statements of income. Under the new standard, an entity must identify the performance obligations in a contract, the transaction price and allocate the price to specific performance obligations to recognize the revenue when the obligation is completed. The amendments in this update also require disclosure of sufficient information to allow users to understand the nature, amount, timing and uncertainty of revenue and cash flow arising from contracts. The new accounting guidance was originally effective for interim and annual periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of ASU 2014-09 for all entities by one year. The standard will be effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements.

NOTE 22: SUBSEQUENT EVENTS

On January 17, 2017, Navios Acquisition redeemed, through the holder’s put option, 100,000 shares of the puttable common stock and paid cash of $1,000 to the holder upon redemption.

On February 3, 2017, the Board of Directors declared a quarterly cash dividend in respect of the fourth quarter of 2016 of $0.05 per share of common stock payable on March 14, 2017 to stockholders of record as of March 7, 2017. The declaration and payment of any further dividends remain subject to the discretion of the Board of Directors and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreements and other debt obligations and such other factors as the Board of Directors may deem advisable.

In February 2017, the Company drew $26,650 under the new credit facility with ABN AMRO Bank N.V. which is secured with its two chemical tankers, following the full repayment of the previous financing arrangements. The facility is repayable in four equal consecutive quarterly installments of $650 each, with a final balloon payment of the balance to be repaid on the last repayment date. The maturity date of the loan is in February 2018. The loan bears interest at LIBOR plus 400 bps per annum.

On February 16, 2017 Navios Acquisition entered into securities purchase agreements with Navios Midstream pursuant to which Navios Acquisition made an investment in Navios Midstream by purchasing 6,446 general partnership interests, respectively, for an aggregate consideration of $79 in order to maintain its 2.0% partnership interest in Navios Midstream in light of such continuous public offering.